Exhibit 10.22
CREDIT AGREEMENT
among
FIRST INTERSTATE BANCSYSTEM, INC.,
as Borrower;
VARIOUS LENDERS;
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent
Closing Date: January 10, 2008

$50,000,000 Term Credit Facility
$25,000,000 Revolving Credit Facility

-ii-

-iii-

CREDIT AGREEMENT
          This Agreement is entered into as of January 10, 2008, by and among First Interstate BancSystem, Inc., a Montana corporation (the “Borrower”), the several banks and other financial institutions from time to time party hereto as lenders (the “Lenders”), and Wells Fargo Bank, National Association, a national banking association (“Wells Fargo”), in its capacity as administrative agent for the Lenders (in such capacity, together with any successor thereto in such capacity, the “Administrative Agent”).
          The Borrower has requested that the Lenders extend certain revolving and term credit facilities to the Borrower.
          The Lenders are willing to extend the requested credit facilities to the Borrower on the terms and subject to the conditions set forth in this Agreement.
          ACCORDINGLY, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1 Definitions.
For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
     (a) The terms defined in the preamble have the meanings therein assigned to them.
     (b) The terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular.
     (c) All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP or, to the extent that they differ from GAAP, applicable banking regulations.
     “Adjusted Base Rate” means, at any time, the higher of (a) the Federal Funds Rate plus 50 basis points (0.50% per annum) and (b) the Base Rate.
     “Administrative Agent” has the meaning specified in the preamble.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Advance” means a loan of funds by a Lender to the Borrower under a Facility.

     “Affiliate” means, with respect to a Person, (a) any officer of such Person or member of the Governing Board of such Person, (b) any Person who, individually or with his immediate family owns or holds more than 10% of the voting interest in the subject Person, and (c) any Person controlled by, controlling or under common control with such Person, including (but not limited to) any Subsidiary of such Person. For purposes of this definition, “control,” when used with respect to a Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, however, that for purposes of this Agreement no Administrative Agent nor any Lender shall be deemed to be an Affiliate of the Borrower or any Subsidiary. Unless otherwise specified, “Affiliate” means an Affiliate of the Borrower. For purposes of this definition, “immediate family” means, with respect to any natural Person, that Person’s spouse and children.
     “Aggregate Revolving Commitment Amount” means $25,000,000, constituting the sum of the Revolving Commitments of all Lenders, subject to adjustment in accordance with Section 2.12.
     “Agreement” means this Credit Agreement and all exhibits, schedules, amendments and supplements hereto and modifications hereof.
     “Approved Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee of that Lender’s interest, in substantially the form of Exhibit I or any other form approved by the Administrative Agent.
     “Bank Subsidiary” means any direct or indirect Subsidiary of the Borrower that is a bank or thrift institution.
     “Banking Services Obligations” means each and every debt, liability and other obligation (whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising) of every type and description owing by the Borrower or any Subsidiary to any Person that was a Lender or an Affiliate of a Lender when such obligation, liability, fee or expense arose, with respect to (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) treasury and cash management or related services (including but not limited to controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services), and (f) any agreement that provides for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions.
     “Base Rate” means, for any day, the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime” or

“base” rate (whether or not such rate is actually charged by the Administrative Agent), or if the Administrative Agent ceases to announce such a rate so designated, any similar successor rate designated by the Administrative Agent in its reasonable discretion. Any change in the Base Rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change. Such rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Wells Fargo or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Base Rate.
     “BHCA” means the Bank Holding Company Act, as amended.
     “Borrower” has the meaning specified in the preamble.
     “Borrowing” means a borrowing by the Borrower under a Facility, consisting of the aggregate of all Advances made by the Lenders to the Borrower pursuant to a request under Section 2.2.
     “Business Day” means any day other than a Saturday or Sunday on which national banks are required to be open for business in Minneapolis, Minnesota and, in addition, if such day relates to a LIBOR Loan or fixing of a LIBO Rate, a day on which dealings in U.S. dollar deposits are carried on in the London interbank eurodollar market.
     “Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or equity, whether now outstanding or issued after the date hereof, including all common stock, preferred stock, partnership interests and limited liability company member interests.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Change of Control” means any event, circumstance or occurrence that results in (a) the Borrower’s failure to own, directly or indirectly, 100% of the issued and outstanding voting Capital Stock of FIB or, following consummation of the First Western Acquisition, FWBS and FWBW (provided, however, that the merger of FWBS or FWBW into each other or into FIB shall not be deemed a Change of Control so long as such merger does not breach Section 6.5), (b) the failure of the Scott Family to own, directly or indirectly, more than 50% of the issued and outstanding voting Capital Stock of the Borrower, (c) the acquisition by any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Scott Family or members of the Scott Family, of beneficial ownership (as defined in Rules 13d-3 and 13d-5 of the SEC, except that a Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% or more of the then-outstanding voting capital stock of the Borrower; or (d) a change in the composition of the Governing Board of the Borrower such that continuing directors cease to constitute more than 50% of such Governing Board. As used in this definition, “continuing directors” means, as of any date, (i) those Directors of the Borrower who assumed office prior to the date hereof, and (ii) those Directors of the Borrower who assumed office after the date hereof and whose appointment or nomination for election by the Borrower’s shareholders was approved by a vote of at least 50% of the Directors of the Borrower in office immediately prior to such appointment or nomination.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Collateral” means all real and personal property in which the Administrative Agent, on behalf of the Lenders, has been granted a Lien pursuant to the Security Agreement or any other present or future agreement, together with all substitutions and replacements for and products and proceeds of any of the foregoing.
     “Commitment” means, with respect to any Lender, such Lender’s Revolving Commitment or Term Commitment, as the context requires.
     “Commitment Fee” has the meaning specified in Section 2.10(a).
     “Communications” has the meaning specified in Section 9.5(a).
     “Covenant Compliance Date” means the last day of each fiscal quarter of the Borrower.
     “Credit Exposure” means, with respect to any Facility and any Lender at any time, such Lender’s Revolving Credit Exposure or Term Credit Exposure, or the aggregate of both, as the case may be.
     “Credit Extension” means the making of any Advance or the conversion to or continuation of any LIBOR Loan.
     “Default” means an event that, with giving of notice or passage of time or both, would constitute an Event of Default.
     “Default Rate” has the meaning specified in Section 2.6(d).
     “Defaulting Lender” means at any time, any Lender that, at such time (a) has failed to make an Advance required pursuant to the terms of this Agreement, (b) has failed to pay to any Lender Party an amount owed by such Lender pursuant to the terms hereof, (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official or (d) has notified the Administrative Agent or the Borrower that such Lender does not intend to comply with its obligation to make further Advances or other payments as required under this Agreement.
     “Director” means, with respect to any Person, (a) if such Person is a corporation, a member of the board of directors of such Person, (b) if such Person is a limited liability company, a governor, manager or managing member of such Person and (c) if such Person is a partnership, a general partner of such Person.
     “Double Leverage Ratio” means the ratio of (i) the sum of the aggregate investment of the Borrower in capital stock of its Subsidiaries and the aggregate principal amount of all outstanding loans and advances made by the Borrower to its Subsidiaries, to (ii) Net Worth.
     “Eligible Lender” means (a) a financial institution organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the United States; (c) a Person controlled by, controlling, or under common control with any entity identified in clause (a) or (b) above; or (d) an Approved Fund.
     “Environmental Laws” has the meaning specified in Section 4.13.
     “Equity Capital” means, as to Borrower or any Bank Subsidiary, the aggregate of its perpetual preferred stock (and related surplus), common stock, surplus (excluding all surplus related to perpetual preferred stock), undivided profits and capital reserves, plus its net unrealized holding gains (or minus its net unrealized holding losses) on available-for-sale securities.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that is, along with the Borrower or any Subsidiary, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in sections 414(b) and 414(c), respectively, of the Code.
     “Event of Default” has the meaning specified in Section 7.1.
     “Excluded Taxes” means, with respect to any Lender Party or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized, in which its principal office is located or in which the Borrower or a Subsidiary conducts business, or, in the case of any Lender, in which such Lender’s applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.16(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(a).
     “Existing Wells Fargo Credit Agreement” means the Credit Agreement dated June 30, 2005 between the Borrower and Wells Fargo, together with all amendments, modifications and restatements thereof.
     “Facility” means the Revolving Facility or Term Facility.
     “FDIA” means the Federal Deposit Insurance Act, as amended.
     “Federal Funds Rate” means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor publication, “H.15(519)”) on the preceding Business Day opposite the caption “Federal Funds (Effective)”; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of federal funds transactions in New York City, as selected by the Administrative Agent in its discretion.
     “Fee Letters” means one or more separate agreements between the Borrower and the Administrative Agent, setting forth certain fees to be paid by the Borrower to the Administrative Agent for the Administrative Agent’s own account or for the account of the Lenders, as more fully set forth therein, including but not limited to the letter agreement dated November 28, 2007 between the Borrower and the Administrative Agent regarding such fees.
     “FIB” means First Interstate Bank, a Montana state bank.
     “Financial Covenants” means the covenants contained in Sections 5.8, 5.9, 5.10, 5.11, 5.12, 5.13 and 5.14.
     “First Western Acquisition” means the acquisition by the Borrower of all of the Capital Stock of FWBS, FWBW and FWD pursuant to a Stock Purchase Agreement dated September 18, 2007 between the Borrower and First Western Bancorp.
     “First Western Bancorp” means First Western Bancorp., Inc., a South Dakota corporation.
     “Floating Rate” means an annual rate at all times equal to the sum of (a) the Adjusted Base Rate and (b) the applicable Margin, which Floating Rate shall change when and as the Adjusted Base Rate or the applicable Margin changes.
     “Floating Rate Advance” means any Advance which bears interest at a rate determined by reference to the Floating Rate.

     “Floating Rate Loan” means any Loan which bears interest at a rate determined by reference to the Floating Rate, including Floating Rate Advances.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, any state thereof or the District of Columbia.
     “Funded Debt” means (without duplication) (a) all indebtedness of the Borrower for borrowed money; (b) indebtedness of the Borrower evidenced by bonds, notes or similar written debt instruments; (c) all obligations of the Borrower to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all obligations of the Borrower as lessee under capital leases which have been or should be recorded as liabilities on a balance sheet of the Borrower in accordance with GAAP, (e) all indebtedness and other obligations of others guaranteed by the Borrower, and (f) the face amount of all letters of credit and bankers’ acceptances issued for the account of the Borrower, and, without duplication, all drafts drawn thereunder; provided, however, that in no event shall any calculation of Funded Debt include Subordinated Debt or debt of the type referred to in Section 6.2(e).
     “Funded Debt Ratio” means, as of any date, the ratio of (i) Funded Debt, to (ii) Net Income of the Borrower (on an unconsolidated basis) during the most recent period of four fiscal quarters.
     “FWBS” means The First Western Bank Sturgis, a South Dakota state bank.
     “FWBW” means the First Western Bank, Wall, a South Dakota state bank.
     “FWD” means First Western Data, Inc., a South Dakota corporation.
     “GAAP” means generally accepted accounting principles as in effect on the date hereof and applied on a basis consistent with the accounting practices applied in the financial statements of the Borrower referred to in Section 4.5, except for any change in accounting practices to the extent that, due to a promulgation of the Financial Accounting Standards Board changing or implementing any new accounting standard, the Borrower either (a) is required to implement such change, or (b) for future periods will be required to and for the current period may in accordance with generally accepted accounting principles implement such change, for its financial statements to be in conformity with generally accepted accounting principles (any such change is hereinafter referred to as a “Required GAAP Change”), provided that (i) the Borrower shall fully disclose in such financial statements any such Required GAAP Change and the effects of the Required GAAP Change on the Borrower’s income, retained earnings or other accounts, as applicable, and (ii) the Financial Covenants shall be adjusted as necessary to reflect the effects of such Required GAAP Change, provided that if the Required Lenders and the Borrower cannot agree on such adjustments, the Financial Covenants will be calculated without giving effect to the Required GAAP Change.
     “Governing Board” means, with respect to any corporation, limited liability company or similar Person, the board of directors, board of governors or other body or entity that sets overall institutional direction for such Person.

     “Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Hazardous Substance” means any asbestos, urea-formaldehyde, polychlorinated biphenyls, nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products and other dangerous, toxic or hazardous pollutants, contaminants, chemicals, materials or substances listed or identified in, or regulated by, any Environmental Laws.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnitees” has the meaning specified in Section 9.6(b).
     “Intellectual Property Rights” means all actual or prospective rights arising in connection with any intellectual property or other proprietary rights, including all rights arising in connection with copyrights, patents, service marks, trade dress, trade secrets, trademarks, trade names or mask works.
     “Interest Payment Date” means (i) with respect to each Floating Rate Loan, the last day of each calendar quarter, (ii) with respect to each LIBOR Loan, the last day of the Interest Period applicable thereto (and, if such Interest Period is longer than 3 months, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period), and (iii) with respect to each Loan, the Maturity Date.
     “Interest Period” means, relative to any LIBOR Loan, the period beginning on (and including) the date on which such LIBOR Loan is made, or continued as, or converted into, a LIBOR Loan pursuant to Section 2.2, 2.3 or 2.4 and shall end on (but exclude) the day which numerically corresponds to such date 1, 2, 3 or 6 months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), as the Borrower may select in its relevant notice pursuant to Section 2.2, 2.3 or 2.4; provided, however, that:
     (a) No more than 6 different Interest Periods may be outstanding at any one time with respect to the Facilities.
     (b) If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a month, in which case such Interest Period shall end on the next preceding Business Day).
     (c) No Interest Period applicable to a Loan for a Facility may end later than the applicable Maturity Date for such Facility.

     (d) In no event shall the Borrower select Interest Periods with respect to Loans under the Term Facility which, in the aggregate, would require payment of funding losses under Section 2.18 in order to make payments of regularly scheduled installments of principal thereunder.
     “Investment” means any stock or other securities or evidence of indebtedness of, loans or advances to, or other interest in, any Person.
     “Lender” has the meaning specified in the preamble.
     “Lender Group” means a Lender, together with each other Lender that is (i) an Affiliate of such Lender or (ii) an Approved Fund in relation to (A) such Lender or (B) any Affiliate of such Lender.
     “Lender Parties” means, collectively, the Administrative Agent, the Lenders and each Affiliate of any Lender to whom any Banking Services Obligations are owed.
     “Level I,” “Level II” and “Level III” each mean a Status, as determined in accordance with the definition of “Margin.”
     “LIBO Base Rate” means, with respect to an Interest Period, (i) the rate per annum determined by the Administrative Agent as of approximately 11:00 a.m. London time on the date 2 Business Days before the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars offered on the London interbank dollar market for a period corresponding to the term of such Interest Period and in an amount comparable to the aggregate amount of the relevant Loan (as displayed in the Bloomberg Financial Market System or any successor thereto or any other service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates), or (ii) if such rate cannot be determined, the rate per annum equal to the rate determined by the Administrative Agent in accordance with Section 2.5 to be a rate at which U.S. dollar deposits are offered to major banks in the London interbank eurodollar market for funds to be made available on the first day of such Interest Period and maturing at the end of such Interest Period, in each case rounded upwards, if necessary, to the nearest 1/16 of 1%.
     “LIBO Rate” means, with respect to an Interest Period, the rate obtained by adding (a) the applicable Margin to (b) the rate obtained by dividing (i) the applicable LIBO Base Rate by (ii) a percentage equal to 1.00 minus the applicable percentage (expressed as a decimal) prescribed by the Board of Governors of the Federal Reserve System (or any successor thereto) for determining the maximum reserve requirements applicable to eurodollar fundings (currently referred to as “Eurocurrency Liabilities” in Regulation D) or any other maximum reserve requirements applicable to a member bank of the Federal Reserve System with respect to such eurodollar fundings.
     “LIBOR Advance” means any Advance which bears interest at a rate determined by reference to a LIBO Rate.

     “LIBOR Loan” means any Loan which bears interest at a rate determined by reference to a LIBO Rate, including LIBOR Advances.
     “License” has the meaning specified in Section 4.18.
     “Lien” means any mortgage, deed of trust, lien, pledge, security interest or other charge or encumbrance, of any kind whatsoever, including but not limited to the interest of the lessor or titleholder under any capital lease, title retention contract or similar agreement.
     “Loan” means a designated portion of outstanding principal indebtedness under one or more Facilities which bears interest at a rate determined by reference to a particular LIBO Rate or Floating Rate, as the case may be.
     “Loan Documents” means this Agreement, the Notes and the Security Agreement.
     “Margin” means, with respect to computation of the applicable interest rate on Loans or the Commitment Fee, the applicable increment set forth and described in the Pricing Grid, established as of the last day of each fiscal quarter according to the then-applicable Status. Any adjustment in the applicable Margin shall become effective 5 Business Days following receipt by the Administrative Agent of financial statements relating to the last day of such fiscal quarter pursuant to Section 5.1. If financial statements necessary to establish the appropriate Margin hereunder are not received by the Administrative Agent on or prior to the date required pursuant to Section 5.1, the applicable Margin shall be determined as if Level III Status were in effect and such Level III Status shall remain in effect until such time as the required financial statements are so received. For the period commencing on the date hereof and continuing to the date the Administrative Agent receives the financial statements and related officer’s certificates specified in Section 5.1(b) demonstrating the financial performance of the Borrower and its Subsidiaries for the fiscal quarter ending December 31, 2007, the applicable Margins shall be determined as if Level I Status were in effect.
     “Material Adverse Effect” means, with respect to any event or circumstance, a material adverse effect on:
     (a) the business, financial condition, operations or prospects of (i) the Borrower alone, (ii) FIB alone, or (iii) the Borrower and its Subsidiaries, taken as a whole;
     (b) the ability of the Borrower or any Affiliate to perform its obligations under any Loan Document to which it is a party;
     (c) the validity, enforceability or collectibility of any Loan Document; or
     (d) the status, existence, perfection, priority or enforceability of any Lien securing any Obligations (including but not limited to the Lien granted pursuant to the Security Agreement).

     “Material Subsidiaries” means (i) each Bank Subsidiary, (iii) each other Subsidiary whose assets equal or exceed 10% of the consolidated assets of the Borrower and its Subsidiaries, and (iv) each other Subsidiary so designated pursuant to Section 5.15.
     “Maturity Date” means (a) with respect to the Revolving Facility, January 10, 2011, and (b) with respect to the Term Facility, January 10, 2013.
     “Multi-employer Plan” means a multi-employer plan (as defined in section 4001(a)(3) of ERISA) to which the Borrower or any Subsidiary or ERISA Affiliate contributes or is obligated to contribute.
     “Net Income” means a Person’s net income as determined in accordance with GAAP, without reference to extraordinary or non-recurring items.
     “Net Worth” means, as of any date, the sum of (i) shareholders’ equity of the Borrower, and (ii) the aggregate principal amount of all Trust Preferred Securities with more than five years until maturity as of such date (but only to the extent that the amount determined under this clause (ii) does not exceed 25% of the sum of the amounts determined under clauses (i) and (ii)).
     “Non-Consenting Lender” has the meaning specified in Section 9.7.
     “Non-Performing Assets” means, with respect to any Person, the sum (without duplication) of (i) all Non-Performing Loans, (ii) all real property acquired in repossession or foreclosure and real property acquired pursuant to in-substance foreclosure; and (iii) if such Person is a Bank Subsidiary, all other “Non-Performing Assets,” as required to be reported in the then most recent call report of such Bank Subsidiary.
     “Non-Performing Loans” means, with respect to any Person, the sum of (i) all loans and leases classified as past due 90 days or more and still accruing interest; and (ii) all loans and leases classified as “non-accrual” and no longer accruing interest.
     “Note” means a Revolving Note or a Term Note.
     “Notice” has the meaning specified in Section 9.5(b).
     “Obligations” means (i) each and every debt, liability and other obligation of every type and description arising under or in connection with any of the Loan Documents which the Borrower may now or at any time hereafter owe to any Lender Party, whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, and including specifically, but not limited to, due and owing to a Lender from the Borrower and all indebtedness, liabilities and obligations of the Borrower arising under or evidenced by the Notes, and (ii) Banking Services Obligations.

     “Organizational Documents” means, (a) with respect to any corporation, the articles of incorporation and bylaws of such corporation, (b) with respect to any partnership, the partnership agreement of such partnership, (c) with respect to any limited liability company, the articles of organization and operating agreement of such company, and (d) with respect to any entity, any and all other shareholder, partner or member control agreements and similar organizational documents relating to such entity.
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document. “Other Taxes” shall not include any Excluded Taxes.
     “Pension Plan” means a pension plan (as defined in section 3(2) of ERISA) maintained for employees of the Borrower or any Subsidiary or ERISA Affiliate and covered by Title IV of ERISA.
     “Percentage” means, with respect to any Lender, the ratio of that Lender’s Credit Exposure to the aggregate Credit Exposure of all Lenders. Where the context refers to a particular Facility, “Percentage” shall be determined with respect to that Facility only.
     “Permitted Liens” has the meaning specified in Section 4.11.
     “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Authority.
     “Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of the Borrower or any Subsidiary or ERISA Affiliate.
     “Platform” has the meaning specified in Section 9.5(a).
     “Pricing Grid” means the pricing grid attached as Exhibit B.
     “Primary Equity Capital” means, with respect to any Person, the sum of (i) the Equity Capital of such Person, plus (ii) such Person’s allowance for loan and lease losses, as determined in accordance with GAAP.
     “Register” has the meaning specified in Section 9.3(c).
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Reportable Event” means a reportable event (as defined in section 4043 of ERISA), other than an event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the Pension Benefit Guaranty Corporation.
     “Required Lenders” means any two or more Lender Groups having an aggregate Percentage equal to or greater than 66-2/3%; provided, however, that if any Lender is a

Defaulting Lender at such time of determination, the Percentages of such Defaulting Lender’s Lender Group shall be excluded from the determination of Required Lenders; provided, further, that at any time during which only one Lender Group exists, “Required Lenders” means that Lender Group.
     “Required Payment” has the meaning specified in Section 2.14(c).
     “Restricted Payment” means any payment on account of any Capital Stock of the Borrower or any Subsidiary, including but not limited to any dividend or distribution and any payment in purchase, redemption, retirement or other acquisition thereof.
     “Return on Assets” means, as of any Covenant Compliance Date, the ratio (expressed as a percentage) of (i) Net Income of the Borrower and its Subsidiaries, determined on a consolidated basis, during the period of four successive fiscal quarters ending on that Covenant Compliance Date, to (ii) (A) the sum of the total average assets of the Borrower and its Subsidiaries during each quarter in such period (determined separately for each such quarter), divided by (B) 4.
     “Revolving Advance” means a loan of funds by a Lender to the Borrower under the Revolving Facility, including both Floating Rate Loans and LIBOR Loans made thereunder.
     “Revolving Borrowing” means a Borrowing consisting of a Revolving Advance by each of the Lenders.
     “Revolving Commitment” means, with respect to each Lender, (i) the amount so designated opposite such Lender’s name on Exhibit A, plus or minus any such amount assumed or assigned pursuant to any Assignment and Assumption, or (ii)  as the context may require, the obligation of such Lender to make Revolving Advances under Section 2.1(a).
     “Revolving Commitment Termination Date” means the earlier of (a) the Maturity Date and (b) the date on which the Revolving Commitments are terminated pursuant to Section 2.12 or 7.2 or reduced to zero pursuant to Section 2.12.
     “Revolving Credit Exposure” means, with respect to any Lender, (a) at all times prior to termination of the Revolving Commitments, such Lender’s Revolving Commitment and (b) thereafter, such Lender’s Revolving Facility Outstanding Amount.
     “Revolving Facility” means the revolving credit facility being made available to the Borrower by the Lenders pursuant to Section 2.1.
     “Revolving Facility Outstanding Amount” means, as of the date of determination, the sum of the aggregate principal amount of all outstanding Revolving Advances.
     “Revolving Lender” means any Lender with a Revolving Commitment.
     “Revolving Note” means a promissory note of the Borrower payable to a Lender in the amount of such Lender’s Revolving Commitment, in substantially the form of

Exhibit C, as such promissory note may be amended, extended or otherwise modified from time to time, and including each other promissory note accepted from time to time in substitution therefor or in renewal thereof.
     “Revolving Percentage” means, with respect to a Revolving Lender, such Revolving Lender’s Percentage of the Revolving Facility.
     “Scott Descendants” means (a) the lineal descendants of Homer A. Scott and (b) any spouse or former spouse of a lineal descendant.
     “Scott Family” means (a) the Scott Descendants, (b) each trust that is for the sole benefit of or under the sole control of a Scott Descendant, and (c) each other entity controlled by one or more Scott Descendants.
     “Security Agreement” means the Borrower’s Security Agreement of even date herewith, granting the Administrative Agent, for the benefit of the Lender Parties, a security interest in all of the Capital Stock of FIB, and all amendments and supplements thereto and modifications thereof.
     “Shareholder” means, with respect to any Person, the holder of any legal or beneficial interest in any Capital Stock of that Person.
     “Status” means the financial condition of the Borrower and its Subsidiaries expressed as Level I, Level II or Level III, each as determined in accordance with the definition of “Margin” herein.
     “Subordinated Debt” means all debt that has been subordinated to payment of the Obligations on terms and conditions satisfactory to the Required Lenders, in their sole discretion, as to the right and time of payment and as to any other rights and remedies thereunder.
     “Subsidiary” means, with respect to a Person, any corporation, partnership, limited liability company or other entity of which more than 50% of the outstanding Capital Stock having general voting power under ordinary circumstances to elect a majority of the Governing Board of such entity (irrespective of whether or not at the time stock or membership interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by such Person. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Term Advance” means a loan of funds by a Lender to the Borrower under the Term Facility, including both Floating Rate Loans and LIBOR Loans thereunder.
     “Term Commitment” means, with respect to any Lender, (a) the amount so designated opposite such Lender’s name on Exhibit A, plus or minus any such amount assumed or assigned pursuant to any Assignment and Assumption, or (b) as the context may require, the obligation of such Lender to make Term Advances to the Borrower under Section 2.1(b).
     “Term Credit Exposure” means, with respect to any Lender, the aggregate principal amount of all outstanding Term Advances made by such Lender.
     “Term Facility” means the term loan facility being made available to the Borrower by the Lenders pursuant to Section 2.1(b).
     “Term Lender” means any Lender with a Term Commitment.
     “Term Note” means a promissory note of the Borrower payable to a Lender in the amount of such Lender’s Term Commitment, in substantially the form of Exhibit D, as such promissory note may be amended, extended or otherwise modified from time to time, and including each other promissory note accepted from time to time in substitution therefor or in renewal thereof.
     “Tier 1 Leverage Ratio” shall be defined and calculated in accordance with Appendix D of 12 CFR Part 225 in the case of the Borrower and in accordance with the prompt corrective action and minimum capital ratio rules prescribed by the applicable federal banking agency in the case of a Bank Subsidiary.
     “Tier 1 Risk-Based Capital Ratio” means the ratio of tier 1 capital to weighted-risk assets calculated in accordance with Appendix A of 12 CFR Part 225 in the case of the Borrower and calculated in accordance with the prompt corrective action and minimum capital ratio rules prescribed by the applicable federal banking agency in the case of a Bank Subsidiary.
     “Total Risk-Based Capital Ratio” means the ratio of qualifying total capital to weighted-risk assets calculated in accordance with Appendix A of 12 CFR Part 225 in the case of the Borrower and calculated in accordance with the prompt corrective action and minimum capital ratio rules prescribed by the applicable federal banking agency in the case of a Bank Subsidiary.
     “Trust Preferred Securities” means any preferred securities issued by a Trust Preferred Securities Subsidiary, where such preferred securities have the following characteristics:
(i)	such Trust Preferred Securities Subsidiary lends substantially all of the proceeds from the issuance of such preferred securities to the Borrower or a wholly-owned Subsidiary of the Borrower in exchange for subordinated debt issued by the Borrower or such wholly-owned Subsidiary, as the case may be;

(ii)	such preferred securities contain terms providing for the deferral of interest payments corresponding to provisions providing for the deferral of interest payments on the subordinated debt; and

(iii)	the Borrower or a wholly-owned Subsidiary of the Borrower (as the case may be) makes periodic interest payments on the subordinated debt, which interest payments are in turn used by the Trust Preferred Securities Subsidiary to make corresponding payments to the holders of such preferred securities.
     “Trust Preferred Securities Subsidiary” means any business trust (or similar entity) (i) all of the common equity interest of which is owned (either directly or indirectly through one or more wholly-owned Subsidiaries of the Borrower) at all times by the Borrower, (ii) that has been formed for the purpose of issuing Trust Preferred Securities and (iii) substantially all of the assets of which consist at all times solely of subordinated debt issued by the Borrower or a wholly-owned Subsidiary of the Borrower and payments made from time to time on such subordinated debt.
     “UCC” means the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction.
     “Wells Fargo” has the meaning specified in the preamble.
Section 1.2 Times.
All references to times of day in this Agreement shall be references to Billings, Montana time unless otherwise specifically provided.
ARTICLE II
CREDIT FACILITIES
Section 2.1 Commitments as to Facilities.
     (a) Revolving Facility. Each Revolving Lender hereby agrees, on the terms and subject to the conditions herein set forth, including specifically satisfaction of all conditions set forth in Section 3.2, to make Revolving Advances to the Borrower from time to time during the period from the date hereof to and including the Revolving Commitment Termination Date, in an aggregate amount at any time outstanding not to exceed such Revolving Lender’s Revolving Percentage of each Borrowing from time to time requested by the Borrower under the Revolving Facility; provided, however, that (i) the Revolving Facility Outstanding Amount shall at no time exceed the Aggregate Revolving Commitment Amount, and (ii) no Revolving Lender’s Revolving Percentage of the Revolving Facility Outstanding Amount shall at any time exceed such Revolving Lender’s Revolving Commitment. Within the above limits, the Borrower may obtain Revolving Advances, prepay Revolving Advances in accordance with the terms hereof and reborrow Revolving Advances in accordance with the applicable terms and conditions of this Article II.
     (b) Term Facility. Each Term Lender hereby agrees, on the terms and subject to the conditions herein set forth, to make a single Term Advance to the Borrower in an amount for such Term Lender equal to such Term Lender’s Term Commitment. Initially, the Term Advances shall be funded as Floating Rate Loans, subject to conversion pursuant to Section 2.3. The Term Facility is not a revolving facility; once the initial

Term Advance is made by a Term Lender, such Term Lender shall have no further obligation to make any additional Term Advances to the Borrower under the Term Facility, whether or not any amounts are repaid thereunder.
Section 2.2 Procedures for Revolving Borrowings.
Each Revolving Borrowing shall be funded by the Revolving Lenders as either Floating Rate Advances or LIBOR Advances, as the Borrower shall specify in the related notice of proposed Borrowing. Floating Rate Loans and LIBOR Loans may be outstanding at the same time. The principal amount of any Revolving Borrowing shall be in an amount equal to (a) $1,000,000 or a higher integral multiple of $500,000 if such Borrowing is funded as a Floating Rate Loan and (b) $2,000,000 or a higher integral multiple of $1,000,000 if such Borrowing is funded as a LIBOR Loan. The Borrower shall give notice to the Administrative Agent of each proposed Revolving Borrowing not later than 12:00 noon on a Business Day which, in the case of a Borrowing that is to bear interest initially at a Floating Rate, is at least 1 Business Day prior to the proposed date of such Borrowing or, in the case of a Borrowing that is to bear interest initially at a LIBO Rate, is at least 3 Business Days prior to the proposed date of such Borrowing. Each such notice shall be effective upon receipt by the Administrative Agent, shall be in writing or by telephone or telecopy transmission, to be confirmed in writing by the Borrower if so requested by the Administrative Agent (in the form of Exhibit E), and shall specify whether the Borrowing is to bear interest initially at a Floating Rate or a LIBO Rate and, in the case of a Borrowing that is to bear interest initially at a LIBO Rate, shall specify the Interest Period to be applicable thereto. Promptly upon receipt of such notice (but in no event later than 1:00 p.m. with respect to a Floating Rate Advance, and the close of business, with respect to a LIBOR Advance, in each case on the Business Day of receipt of such notice), the Administrative Agent shall advise each Lender of the proposed Borrowing. Subject to satisfaction of the conditions precedent set forth in Article III with respect to such Borrowing, at or before 1:00 p.m. on the date of the requested Borrowing, each Revolving Lender shall provide the Administrative Agent at the principal office of the Administrative Agent in Minneapolis, Minnesota (or such other office as the Administrative Agent may designate), with immediately available funds covering such Revolving Lender’s Revolving Percentage of such Borrowing. The Administrative Agent shall pay over proceeds of such Borrowing to the Borrower, in immediately available funds, prior to the close of business on the date of the requested Borrowing.
Section 2.3 Converting Floating Rate Loans to LIBOR Loans; Procedures.
So long as no Default or Event of Default shall exist, the Borrower may convert all or any part of any outstanding Floating Rate Loan under the Revolving Facility or the Term Facility into a LIBOR Loan by giving notice to the Administrative Agent of such conversion not later than 12:00 noon on a Business Day which is at least 3 Business Days prior to the date of the requested conversion. Each such notice shall be irrevocable, shall be effective upon receipt by the Administrative Agent, shall be in writing or by telephone or telecopy transmission, to be confirmed in writing by the Borrower if so requested by the Administrative Agent (in the form of Exhibit F), shall specify the date and amount of such conversion, the total amount of the Loan to be so converted and the Interest Period therefor. Each conversion of a Loan shall be on a Business Day, and the aggregate amount of each such conversion of a Floating Rate Loan to a

LIBOR Loan shall be in an amount equal to $2,000,000 or a higher integral multiple of $1,000,000.
Section 2.4 Procedures at End of an Interest Period.
Unless the Borrower requests a new LIBOR Loan in accordance with the procedures set forth below, or prepays the principal of an outstanding LIBOR Loan at the expiration of an Interest Period, each Lender shall automatically and without request of the Borrower convert each LIBOR Loan to a Floating Rate Loan on the last day of the relevant Interest Period. So long as no Default or Event of Default shall exist, the Borrower may cause all or any part of any outstanding LIBOR Loan to continue to bear interest at a LIBO Rate after the end of the then applicable Interest Period by notifying the Administrative Agent not later than 12:00 noon on a Business Day which is at least 3 Business Days prior to the first day of the new Interest Period. Each such notice shall be irrevocable, effective when received by the Administrative Agent, shall be in writing or by telephone or telecopy transmission, to be confirmed in writing by the Borrower if so requested by the Administrative Agent (in the form of Exhibit G), and shall specify the first day of the applicable Interest Period, the amount of the expiring LIBOR Loan to be continued and the Interest Period therefor. Each new Interest Period shall begin on a Business Day and the amount of each Loan bearing a new LIBO Rate shall be in an amount equal to $2,000,000 or a higher integral multiple of $1,000,000.
Section 2.5 Setting and Notice of Rates.
The applicable LIBO Rate for each Interest Period shall be determined by the Administrative Agent on the second Business Day prior to the beginning of such Interest Period, whereupon notice thereof (which may be by telephone) shall be given by the Administrative Agent to the Borrower and each Lender. Each such determination of the applicable LIBO Rate shall be conclusive and binding upon the parties hereto, in the absence of manifest error. The Administrative Agent, upon written request of the Borrower or any Lender, shall deliver to the Borrower or such requesting Lender a statement showing the computations used by the Administrative Agent in determining the applicable LIBO Rate hereunder.
Section 2.6 Interest on Loans.
The Borrower will pay interest on the unpaid principal amount of each Loan for the period commencing on the date of this Agreement until the unpaid principal amount thereof is paid in full, in accordance with the following:
     (a) Interest Payments. The Borrower shall pay accrued interest on each Loan on each Interest Payment Date applicable thereto.
     (b) Floating Rate Loans. Subject to subsection (d) below, while any outstanding principal of a Loan constitutes a Floating Rate Loan, the outstanding principal balance thereof shall bear interest at an annual rate at all times equal to the Floating Rate applicable to such Floating Rate Loan.
     (c) LIBOR Loans. Subject to subsection (d) below, while any outstanding principal of a Loan constitutes a LIBOR Loan, the outstanding principal balance thereof shall bear interest for the applicable Interest Period at an annual rate equal to the LIBO

Rate established with respect such LIBOR Loan in accordance with Section 2.2, 2.3 or 2.4.
     (d) Default Rate. From and after written notice from the Administrative Agent to the Borrower following the occurrence of an Event of Default and continuing thereafter until such Event of Default shall be remedied to the written satisfaction of the Required Lenders, the outstanding principal balance of each Loan shall bear interest, until paid in full, at an annual rate equal to the sum of (i) the interest rate otherwise in effect with respect to such outstanding principal and (ii) 250 basis points (2.50% per annum). In addition, all fees, indemnification obligations and other Obligations not paid when due hereunder shall bear interest, until paid in full, at an annual rate equal to the sum of (x) the Floating Rate (with the Margin then applicable to the Revolving Facility) and (y) 250 basis points (2.50% per annum) (each rate described in this subsection (d) herein, a “Default Rate”).
     (e) Savings Clause. Notwithstanding anything in this Section 2.6 to the contrary, at no time shall the Borrower be obligated or required to pay interest on any Obligation at a rate which could subject any Lender to either civil or criminal liability as a result of being in excess of the maximum interest rate which the Borrower is permitted by applicable law. If, under the terms of this Agreement or any other Loan Document, the Borrower is at any time required or obligated to pay interest on any Obligation at a rate in excess of such maximum rate, the Floating Rate, LIBO Rate or Default Rate, as the case may be, shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not on account of any interest thereon due hereunder. All sums paid or agreed to be paid to a Lender for the use, forbearance or retention of any Obligation, shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term of the Obligation to which such payment applies until payment in full so that the rate or amount of interest on account of any such Obligation does not exceed the maximum lawful rate of interest from time to time in effect and applicable to such Obligation for so long as the Obligation is outstanding.
Section 2.7 Obligation to Repay Advances; Representations.
The Borrower shall be obligated to repay all Advances under this Article II notwithstanding the failure of the Administrative Agent to receive any written request therefor or written confirmation thereof and notwithstanding the fact that the Person requesting the same was not in fact authorized to do so. Any request for a Credit Extension, whether written, telephonic, telecopy or otherwise, shall be deemed to be a representation by the Borrower that (i) the statements set forth in Section 3.2 are correct as of the time of the request and (ii) if such Credit Extension is a Revolving Borrowing, the amount of the requested Borrowing, when added to the Revolving Facility Outstanding Amount would not cause the sum of the Revolving Facility Outstanding Amount to exceed the Aggregate Revolving Commitment Amount.

Section 2.8 Notes; Principal Amortization.
     (a) Promissory Notes Optional. The Borrower’s obligation to repay the principal of and interest on the Advances made by each Lender shall be evidenced in the Register and shall, if requested by such Lender, also be evidenced (i) by a Revolving Note, duly executed and delivered by the Borrower, with blanks appropriately completed, with respect to Revolving Advances made by such Lender, and (ii) by a Term Note, duly executed and delivered by the Borrower, with blanks appropriately completed, with respect to Term Advances made by such Lender.
     (b) Revolving Facility Principal. The aggregate unpaid principal amount of all Revolving Advances shall be payable on the Maturity Date.
     (c) Term Facility Principal. The Borrower will pay the Term Facility in equal consecutive quarterly installments of $1,785,714.29 each, due on the last day of each March, June, September and December, commencing March 31, 2008, and in one final installment on the Maturity Date, when all unpaid principal thereof shall be finally due and payable.
Section 2.9 Computation of Interest and Fees.
Interest accruing on the Loans, and Commitment Fees and other fees described in Section 2.10, shall be computed on the basis of the actual number of days elapsed in a year of 360 days; provided, however, that interest accruing from time to time on Floating Rate Loans shall be computed on the basis of the actual number of days elapsed in a year of 365 or 366 days, as the case may be.
Section 2.10 Fees.
The Borrower will pay fees to the Lender Parties in accordance with the following:
     (a) Commitment Fee. The Borrower will pay to the Administrative Agent, for the pro rata account of the Revolving Lenders, an ongoing fee (the “Commitment Fee”) computed as the product of an annual rate equal to (i) the applicable Margin relating to the Commitment Fee and (ii) the daily average amount by which (A) the sum of the Aggregate Revolving Commitment Amount exceeds (B) the Revolving Facility Outstanding Amount, from the date hereof to and including the Revolving Commitment Termination Date, payable quarterly in arrears on the last Business Day of each calendar quarter. Any Commitment Fee remaining unpaid on the Revolving Commitment Termination Date shall be due and payable on such date. The Commitment Fee shall be shared by the Revolving Lenders on the basis of their respective Revolving Percentages.
     (b) Administrative Agency Fee. On the date hereof and on each anniversary of the date hereof, the Borrower will pay to the Administrative Agent, for the sole account of the Administrative Agent, an administrative agency fee in an amount equal to $5,000, times the number of Lenders existing when such fee is due (including the Administrative Agent in its capacity as a Lender). Such fee shall be deemed fully earned when due hereunder.

     (c) Fee Letters. The Borrower shall pay to the Administrative Agent all fees required to be paid pursuant to any Fee Letters.
Section 2.11 Use of Proceeds.
Proceeds of the Term Facility and the initial Revolving Borrowing will be used (i) to finance the First Western Acquisition and related fees and expenses, (ii) to pay in full all indebtedness, if any, outstanding under the Existing Wells Fargo Credit Agreement, (iii) to pay fees and expenses in connection with the negotiation, execution and delivery of this Agreement and all other matters related thereto, and (iv) to provide for the Borrower’s working capital requirements and for general corporate purposes. Proceeds of each subsequent Revolving Borrowing will be used to provide for the Borrower’s working capital requirements and for general corporate purposes.
Section 2.12 Voluntary Reduction or Termination of the Commitments.
The Borrower, from time to time upon not less than 3 Business Days’ prior written notice to the Administrative Agent, may permanently reduce the Aggregate Revolving Commitment Amount; provided, however, that no such reduction shall reduce the Aggregate Revolving Commitment Amount to an amount less than the Revolving Facility Outstanding Amount. Any such voluntary reduction shall be pro rata as to all Revolving Commitments according to each Revolving Lender’s Revolving Percentage and shall be in an aggregate amount equal to (x) $5,000,000 or (y) the sum of $5,000,000 and an integral multiple of $2,000,000. The Borrower at any time prior to the Revolving Commitment Termination Date may terminate the Revolving Commitments by (i) providing to the Administrative Agent not less than 30 Business Days’ prior written notice of its intention to so terminate the Revolving Commitments and (ii) making payment in full of all Revolving Advances and all other monetary Obligations.
Section 2.13 Prepayments.
The Borrower from time to time may voluntarily prepay the Loans in whole or in part, provided that (i) any prepayment of a Facility shall be applied against outstanding Loans of each Lender under that Facility pro rata according to each Lender’s Percentage of that Facility, (ii) each prepayment of the Loans shall be made to the Administrative Agent not later than 12:00 noon on a Business Day, and funds received after that hour shall be deemed to have been received by the Administrative Agent on the next following Business Day, (iii) each partial prepayment of any LIBOR Loan shall be accompanied by accrued interest on such partial prepayment through the date of prepayment and additional compensation (if any) calculated in accordance with Section 2.18, (iv) each partial prepayment of LIBOR Loans shall be in an aggregate amount equal to the applicable minimum Loan amount specified in Section 2.4 for the applicable Facility and, after application of any such prepayment, shall not result in a LIBOR Loan remaining outstanding in an amount less than such minimum Loan amount, (v) each partial prepayment of Floating Rate Loans shall be in an aggregate amount equal to (A) $1,000,000 or (B) the sum of $1,000,000 and an integral multiple of $500,000, unless (in either case) the aggregate outstanding balance of all Loans under the Facility being prepaid is less than such minimum Loan amount, in which event any such prepayment may be in such lesser amount, (vi) unless notified by the Borrower in writing to the contrary, the Administrative Agent shall apply all partial prepayments first, to Revolving Advances and second, to Term Advances, and (vii) each partial prepayment of the Term Facility shall be applied to the remaining principal installments due thereunder on a pro rata basis. Unless otherwise provided in this Agreement or the other Loan Documents, prepayments from the Borrower of principal within any Facility above shall be applied first to the principal of Floating Rate Loans and then to the principal of LIBOR Loans (and, among such LIBOR Loans, first to those with the earliest expiring Interest Periods).
Section 2.14 Payments.
     (a) Making of Payments. All payments of principal of and interest due with respect to a Facility shall be made to the Administrative Agent for the account of the applicable Lenders pro rata according to their respective Percentages of such Facility. All payments of fees pursuant to Section 2.10 shall be made to the Administrative Agent for the account of the Administrative Agent or the Lenders, as specified in Section 2.10. All payments hereunder shall be made to the Administrative Agent at its office in San Francisco, California (or at such other location as the Administrative Agent may direct by notice to the Borrower) not later than 12:00 noon on the date due, in immediately available funds, without set-off or counterclaim, and funds received after that hour shall be deemed to have been received on the next following Business Day. The Borrower hereby authorizes the Administrative Agent to charge the Borrower’s demand deposit account maintained with the Administrative Agent (or with any other Lender) for the amount of any Obligation on its due date, but the Administrative Agent’s failure to so charge any such account shall in no way affect the obligation of the Borrower to make any such payment. The Administrative Agent shall remit to each Lender in immediately available funds on the same Business Day as received by the Administrative Agent its share of all such payments received by the Administrative Agent for the account of such Lender. All payments under Sections 2.15, 2.16 or 2.18 shall be made by the Borrower directly to the Lender entitled thereto.
     (b) Effect of Payments. Each payment by the Borrower to the Administrative Agent for the account of any Lender pursuant to Section 2.14(a) shall be deemed to constitute payment by the Borrower directly to such Lender, provided, however, that in the event any such payment by the Borrower to the Administrative Agent is required to be returned to the Borrower for any reason whatsoever, then the Borrower’s obligation to such Lender with respect to such payment shall be deemed to be automatically reinstated.
     (c) Distributions by Administrative Agent. Unless the Administrative Agent shall have been notified by a Lender or the Borrower prior to the date on which such Lender or the Borrower is scheduled to make payment to the Administrative Agent of (in the case of a Lender) the proceeds of an Advance to be made by it hereunder or (in the case of the Borrower) a payment to the Administrative Agent for the account of one or more of the Lenders hereunder (such payment by a Lender or the Borrower (as the case may be) being herein called a “Required Payment”), which notice shall be effective upon receipt, that it does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date and, if such Lender or the Borrower (as the case may be) has not in fact made the Required Payment to the Administrative Agent, the recipient(s) of such payment shall, on demand, repay to the Administrative Agent the amount so made available together with interest thereon for each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at an annual rate (i) equal to the Federal Funds Rate for such day, in the case of a Required Payment owing by a Lender, or (ii) equal to the applicable rate of interest as provided in this Agreement, in the case of a Required Payment owing by the Borrower. Nothing in this paragraph (c) shall be deemed to excuse, or to limit the rights of the Administrative Agent or any Lender against the Borrower on account of, any delinquent Required Payment.
     (d) Due Date Extension. Subject to subsection (b) of the definition of “Interest Period” with respect to LIBOR Loans, if any payment of principal of or interest on any Loan or any fees payable hereunder falls due on a day which is not a Business Day, then such due date shall be extended to the next following Business Day, and (in the case of principal) additional interest shall accrue and be payable for the period of such extension.
     (e) Application of Payments. Except as otherwise provided herein, so long as no Default or Event of Default has occurred and is continuing hereunder, each payment received from the Borrower shall be applied to such Obligation as the Borrower shall specify by notice to be received by the Administrative Agent on or before the date of such payment. In the absence of such notice and in any event during the continuance of any Default or Event of Default, payments received from the Borrower shall be applied, first, to the payment of the Obligations, other than Banking Services Obligations, in such order as the Administrative Agent shall determine in its discretion, and, second, to the payment of any Banking Services Obligations. Concurrently with each remittance to any Lender of its appropriate share of any such payment (based upon such Lender’s Percentage of the Facility to which such payment relates), the Administrative Agent shall advise such Lender as to the application of such payment.
Section 2.15 Increased Costs.
     (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBO Rate);
     (ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any LIBOR Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.16 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or
     (iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
     (b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered (but only to the extent that such reduction arises as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender)).
     (c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
     (d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
Section 2.16 Taxes.
     (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender Party entitled thereto receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and

(iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (b) Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (c) Indemnification by the Borrower. The Borrower shall indemnify each Lender Party within 10 Business Days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by such Lender Party, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender Party (with a copy to the Administrative Agent) shall be conclusive absent manifest error.
     (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
     (f) Treatment of Certain Refunds. If any Lender Party determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of a Lender Party will repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender Party in the event such Lender Party is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Lender Party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
Section 2.17 Illegality.
If any change in (including the adoption of any new) applicable laws or regulations, or any change in the interpretation of applicable laws or regulations by any governmental authority, central bank, comparable agency or any other regulatory body charged with the interpretation, implementation or administration thereof, or compliance by a Lender with any request or directive (whether or not having the force of law) of any such authority, central bank, comparable agency or other regulatory body, should make it or, in the good faith judgment of the affected Lender, shall raise a substantial question as to whether it is unlawful for such Lender to make, maintain or fund LIBOR Loans, then (i) the affected Lender shall promptly notify the Borrower and the Administrative Agent, (ii) the obligation of the affected Lender to make, maintain or convert into LIBOR Loans shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness, and (iii) for the duration of such unlawfulness, any notice by the Borrower pursuant to Section 2.2, 2.3 or 2.4 requesting the affected Lender to make or convert into LIBOR Loans shall be construed as a request to make or to continue making Floating Rate Loans.
Section 2.18 Loan Losses.
The Borrower hereby agrees that upon demand by any Lender (which demand shall be accompanied by a statement setting forth the basis for the calculations of the amount being claimed) the Borrower will indemnify such Lender against any loss or expense which such Lender may have sustained or incurred (including but not limited to any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain LIBOR Loans) or which such Lender may be deemed to have sustained or incurred, as reasonably determined by such Lender, (i) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with any LIBOR Loans, (ii) due to any failure of the Borrower to borrow or convert any LIBOR Loans on a date specified therefor in a notice thereof or (iii) due to any payment or prepayment of any LIBOR Loan on a date other than the last day of the applicable Interest Period for such LIBOR Loan. For this purpose, all notices under Sections 2.2, 2.3 and 2.4 shall be deemed to be irrevocable.
Section 2.19 Right of Lenders to Fund through Other Offices.
Each Lender, if it so elects, may fulfill its agreements hereunder with respect to any LIBOR Loan by causing a foreign branch or affiliate of such Lender to make such LIBOR Loan; provided, that in such event the obligation of the Borrower to repay such LIBOR Loan shall nevertheless be to such Lender and such LIBOR Loan shall be deemed held by such Lender for the account of such branch or affiliate.

Section 2.20 Discretion of Lenders as to Manner of Loan.
Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain all or any part of its LIBOR Loans in any manner it deems fit, it being understood, however, that for the purposes of this Agreement (specifically including but not limited to Section 2.18 hereof) all determinations hereunder shall be made as if each Lender had actually funded and maintained each LIBOR Loan during each Interest Period for such LIBOR Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the appropriate LIBO Rate for such Interest Period.
Section 2.21 Conclusiveness of Statements; Survival of Provisions.
Determinations and statements of a Lender pursuant to Sections 2.15, 2.16 or 2.18 shall be conclusive absent manifest error. Each Lender may use reasonable averaging and attribution methods in determining compensation pursuant to such Sections 2.15, 2.16 and 2.18 and the provisions of Sections 2.15, 2.16 and 2.18 shall survive termination of this Agreement.
ARTICLE III
CONDITIONS TO CREDIT EXTENSIONS
Section 3.1 Conditions Precedent to the Initial Credit Extension.
The obligation of the Lenders to effect any Credit Extension is subject to the condition precedent that, on or before the day of the first Credit Extension, and in any event on or before March 10, 2008, the Administrative Agent shall have received the following, each in form and substance satisfactory to the Required Lenders:
     (a) Such Notes as shall be requested by any Lenders, each properly executed on behalf of the Borrower.
     (b) The Security Agreement, properly executed on behalf of the Borrower, together with:
     (i) Original stock certificates (or other applicable evidence of ownership) evidencing all issued and outstanding Capital Stock of FIB, together with stock powers executed in blank by the Borrower.
     (ii) Financing statements with respect to the Borrower to be filed with the Secretary of State of Montana to perfect the Liens created by the Security Agreement, to the extent such Liens can be perfected by filing.
     (iii)  Current searches of the UCC records of the Secretary of State of Montana and any other applicable records showing that no state or federal tax liens have been filed and remain in effect against the Borrower, and that no financing statements or other notifications or filings have been filed and remain in effect against the Borrower, other than those for which the Administrative Agent has received an appropriate release, termination or satisfaction or those permitted in accordance with Section 6.1.

     (c) A certificate of the secretary or other appropriate officer of the Borrower (i) certifying that the execution, delivery and performance of the Loan Documents and other documents contemplated hereunder have been duly approved by all necessary action of the Governing Board of the Borrower, and attaching true and correct copies of the applicable resolutions granting such approval, (ii) certifying that attached to such certificate are true and correct copies of the Organizational Documents of the Borrower, together with such copies, and (iii) certifying the names of the officers of the Borrower that are authorized to sign the Loan Documents and other documents contemplated hereunder, together with the true signatures of such officers. The Lender Parties may conclusively rely on such certificate until the Administrative Agent receives a further certificate of the Secretary or Assistant Secretary of the Borrower canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate.
     (d) Certificates of good standing for the Borrower from the Secretaries of State (or other appropriate officials) of Montana and South Dakota, dated not more than 30 days prior to the date hereof.
     (e) A certificate of the secretary or other appropriate officer of FIB (i) certifying that attached to such certificate are true and correct copies of the Organizational Documents of FIB, together with such copies, and (ii) certifying that the execution, delivery and performance of the Security Agreement by the Borrower will not violate any law or agreement applicable to FIB.
     (f) The projections and balance sheet described in Section 4.7 .
     (g) A signed copy of an opinion of counsel for the Borrower and FIB, addressed to the Administrative Agent and the other Lender Parties, with respect to the matters contemplated by the Loan Documents.
     (h) Evidence that, concurrent with the making of the Term Advances and the initial Revolving Borrowing, (i) all indebtedness, if any, outstanding under the Existing Wells Fargo Credit Agreement, will be paid in full, and Wells Fargo’s obligation to make advances or grant other financial accommodations under the Existing Wells Fargo Credit Agreement will be terminated, (ii) the Borrower will have received not less than $90,000,000 in proceeds of Subordinated Debt and Trust Preferred Securities (of which not more than $20,000,000 shall be proceeds of Subordinated Debt other than Trust Preferred Securities), (iii) First Western Bancorp will accept the issuance of perpetual preferred stock of the Borrower having a liquidation preference of not less than $50,000,000 in partial payment of the purchase price with respect to the First Western Acquisition, (iv) all requisite approvals of any applicable Governmental Authority and the Directors and Shareholders of First Western Bancorp with respect to the First Western Acquisition have been obtained, and (v) the First Western Acquisition will be fully consummated.
     (i) Evidence that the Borrower has expended not less than $45,000,000 of cash on hand to consummate the First Western Acquisition. In making such determination, the Borrower may include up to $20,000,000 of proceeds of the initial

Revolving Borrowing but shall not include any other proceeds of the indebtedness arising hereunder or any proceeds of Subordinated Debt, Trust Preferred Securities or perpetual preferred stock.
     (j) Payment of all fees and expenses then due and payable pursuant to Sections 2.10 and 9.6(a) hereof.
Section 3.2 Conditions Precedent to All Credit Extensions.
The obligation of the Lenders to effect any Credit Extension shall be subject to the further conditions precedent that on the date of such Credit Extension:
     (a) The representations and warranties contained in Article IV and in each other Loan Document are correct in all material respects on and as of the date of such Credit Extension as though made on and as of such date.
     (b) No event has occurred and is continuing, or would result from such Credit Extension, which constitutes a Default or an Event of Default.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     The Borrower represents and warrants to the Lender Parties as follows:
Section 4.1 Legal Existence and Power; Name; Chief Executive Office.
Each of the Borrower and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the laws of its respective state of organization, and is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary and where failure to obtain such licensing or qualification would have a Material Adverse Effect. Each of the Borrower and its Subsidiaries has all requisite corporate (or comparable) power and authority to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents to which it is a party. Within the last 12 months, the Borrower has done business solely under the names set forth in Schedule 4.1.
Section 4.2 Authorization for Borrowings; No Conflict as to Law or Agreements.
The execution, delivery and performance by the Borrower of the Loan Documents, and the Advances from time to time obtained hereunder, have been duly authorized by all necessary corporate action and do not and will not (a) require any consent or approval which has not been obtained prior to the date hereof, (b) require any authorization, consent or approval by, or registration, declaration or filing (other than filing of financing statements and recording of mortgages as contemplated hereunder) with, or notice to, any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any third party, except such authorization, consent, approval, registration, declaration, filing or notice as has been obtained, accomplished or given prior to the date hereof, (c) violate any provision of any law, rule or regulation (including but not limited to Regulations T, U or X of the Board of

Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to the Borrower or any Subsidiary or of the Organizational Documents of the Borrower or any Subsidiary, (d) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Borrower or any Subsidiary is a party or by which it or its properties may be bound or affected, or (e) result in, or require, the creation or imposition of any Lien of any nature upon or with respect to any of the properties now owned or hereafter acquired by the Borrower or any Subsidiary (other than as required hereunder in favor of the Administrative Agent or the Lender Parties or as otherwise permitted by this Agreement).
Section 4.3 Legal Agreements.
Each of the Loan Documents constitutes the legal, valid and binding obligations and agreements of the Borrower, enforceable against the Borrower in accordance its terms, except to the extent that enforcement thereof may be limited by an applicable bankruptcy, insolvency or similar laws now or hereafter in effect affecting creditors’ rights generally and by general principles of equity.
Section 4.4 Capitalization.
The holder, class and percentage interests of the ownership of all Subsidiaries of the Borrower (both direct and indirect) are set forth and described in Schedule 4.4. All of the issued and outstanding Capital Stock of the Borrower and its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, except to the extent such Capital Stock of a Subsidiary may be subject to assessment under the FDIA or the laws governing banks organized under the laws of the state of Montana or South Dakota. No violation of any preemptive rights will be triggered by virtue of the transactions contemplated by the Loan Documents.
Section 4.5 Financial Condition.
The Borrower has heretofore furnished to the Administrative Agent (i) the audited financial statements of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2006, (ii) the unaudited financial statements of the Borrower and its Subsidiaries for the fiscal quarter ended September 30, 2007, (iii) the *[audited]* financial statements of First Western Bancorp for the fiscal year ended December 31, 2006, and (iv) the unaudited financial statements of FWBS, FWBW and FWD for the fiscal quarter ended September 30, 2007. Those financial statements fairly present the financial condition of the Borrower and its Subsidiaries and (to the best knowledge of the Borrower) FWBS, FWBW and FWD on the dates thereof and the results of operations and cash flows for the periods then ended (subject to year-end audit adjustments) and were prepared in accordance with GAAP.
Section 4.6 Adverse Change.
There has been no material adverse change in the business, properties or condition (financial or otherwise) of the Borrower and its Subsidiaries since the date of the last financial statement referred to in Section 4.5.

Section 4.7 Projections.
The Borrower has heretofore furnished to the Administrative Agent (i) pro forma financial statements reflecting the projected performance of the Borrower and its Subsidiaries, and (ii) a pro forma balance sheet of the Borrower and its Subsidiaries as of the date hereof after giving effect to the Advances hereunder and the First Western Acquisition. The Borrower has prepared such financial statements and balance sheet in good faith based upon reasonable assumptions stated in such pro forma financial statements.
Section 4.8 Litigation.
Except as set forth and described in Schedule 4.8, there are no actions, suits, investigations, claims or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or the properties or business of the Borrower or any Subsidiary before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which if determined adversely to such Person, (i) could reasonably be expected to have a Material Adverse Effect, or (ii) would be required to be disclosed by the Borrower pursuant to any applicable provision of the Securities Act of 1933, the Securities Exchange Act of 1934, or any applicable regulation thereunder.
Section 4.9 Regulation U.
No part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock, if such use would violate, or cause the Loans or the Commitments to be in violation of, the provisions of the Regulations of the Board of Governors of the Federal Reserve System.
Section 4.10 Taxes.
Each of the Borrower and its Subsidiaries has paid or caused to be paid to the proper authorities when due all federal, state, foreign and local taxes required to be withheld by it. Each of the Borrower and its Subsidiaries has filed all federal, state and local tax returns which are required to be filed, and each of the Borrower and its Subsidiaries has paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by it to the extent such taxes have become due, except for any such tax, assessment, charge or claim whose amount, applicability or validity is being contested by the Borrower or such Subsidiary in good faith and by proper proceedings and for which the Borrower and its Subsidiaries shall have set aside adequate reserves in accordance with GAAP. Proper and accurate amounts have been withheld by each of the Borrower and its Subsidiaries from its respective employees for all periods in compliance with the tax, social security and any employment withholding provisions of applicable federal and state law, and proper and accurate federal and state returns have been filed by each of the Borrower and its Subsidiaries for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and the amounts shown thereon to be due and payable have been paid in full or provision therefor included on the books of the Borrower and its Subsidiaries in accordance with and to the extent required by GAAP. The Borrower is unaware of any pending investigation of the Borrower or any Subsidiary by any taxing authority.

Section 4.11 Titles and Liens.
The Borrower or a Subsidiary has good and absolute fee or leasehold title, as the case may be, to all properties and assets reflected in the latest consolidated balance sheets referred to in Section 4.5, free and clear of all Liens, except for the following Liens (“Permitted Liens”): (a) Liens permitted by Section 6.1, and (b) covenants, restrictions, rights, easements and minor irregularities in title which do not (i) materially interfere with the business or operations of the Borrower or any Subsidiary as presently conducted or (ii) materially impair the value of the property to which they attach. In addition, no financing statement naming the Borrower or any Subsidiary as debtor is on file in any office except to perfect only Liens permitted by Section 6.1.
Section 4.12 Plans.
Neither the Borrower nor any Subsidiary or ERISA Affiliate has received any notice or has any knowledge to the effect that it is not in substantial compliance with any of the requirements of ERISA, the Code or applicable state law with respect to any Plan. No Reportable Event exists in connection with any Pension Plan. Each Plan which is intended to qualify under the Code is so qualified, and no fact or circumstance exists which may have an adverse effect on the Plan’s tax-qualified status that is not correctable under available government correction programs. Neither the Borrower nor any Subsidiary or ERISA Affiliate has (i) any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) under any Plan, whether or not waived, (ii) any material liability under Section 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multi-employer Plan or (iii) any liability or knowledge of any facts or circumstances which could result in any liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than routine claims for benefits under the Plan). Other than claims for benefits in the ordinary course of business, there are no actions, suits, disputes, arbitrations or other material claims pending or, to the Borrower’s knowledge, threatened with respect to any Plan.
Section 4.13 Environmental Compliance.
Each of the Borrower and its Subsidiaries has obtained all permits, licenses and other authorizations which are required under federal, state and local laws and regulations relating to emissions, discharges, releases of pollutants, contaminants, hazardous or toxic materials, or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes (“Environmental Laws”) at its facilities or in connection with the operation of its facilities. Each of the Borrower and its Subsidiaries, and all activities of each of the Borrower and its Subsidiaries at its facilities, comply with all material Environmental Laws and with all terms and conditions of any required permits, licenses and authorizations applicable to such Person with respect thereto. Each of the Borrower and its Subsidiaries is in compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in Environmental Laws or contained in any plan, order, decree, judgment or notice of which the Borrower or any Subsidiary is aware and with respect to which noncompliance would have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is aware of, nor has the Borrower or any Subsidiary received notice of, any events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance with, or which may give rise to any liability under, any Environmental Laws.
Section 4.14 Submissions to Lenders.
This Agreement, together with each other Loan Document and the exhibits, schedules, attachments, written statements, documents, certificates and other items prepared or supplied to any Lender Party by or on behalf of the Borrower or any Subsidiary with respect to the transactions contemplated hereby or thereby, does not contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein not misleading (and, as to projections, valuations or pro forma financial statements, all of such information presented a good faith belief based on reasonable assumptions as of the date made). There is no fact which the Borrower has not disclosed to the Lender Parties in writing and of which any of its executive officers, Directors or executive employees has actual knowledge and which has had or could reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, the Lender Parties acknowledge that the financial projections and pro forma information as to future periods contained therein are subject to general business conditions and economic factors which may be beyond the Borrower’s control or other unanticipated future events which could have an unforeseen impact on the performance or condition of the Borrower and its Subsidiaries, it being understood that all such financial projections will be subject to uncertainties and contingencies and that no representation is given that any particular financial projection will ultimately be realized.
Section 4.15 Financial Solvency.
Both before and after giving effect to all of the loans, guaranties and other financial accommodations contemplated herein, each of the Borrower and its Subsidiaries:
     (a) was not and will not be insolvent, as that term is used and defined in Section 101(32) of the United States Bankruptcy Code and Section 2 of the Uniform Fraudulent Transfer Act;
     (b) does not have unreasonably small capital and is not engaged or about to engage in a business or a transaction for which any remaining assets of such Person are unreasonably small;
     (c) does not, by executing, delivering or performing its obligations under the Loan Documents or by taking any action with respect thereto, intend to, nor believe that it will, incur debts beyond its ability to pay them as they mature;
     (d) does not, by executing, delivering or performing its obligations under the Loan Documents to which it is a party or by taking any action with respect thereto, intend to hinder, delay or defraud either its present or future creditors; and
     (e) does not contemplate filing a petition in bankruptcy or for an arrangement or reorganization or similar proceeding under any law any jurisdiction or country, and, to the best knowledge of the Borrower, is not the subject of any bankruptcy or insolvency proceedings or similar proceedings under any law of any jurisdiction or country threatened or pending against such Person.

Section 4.16 Conflicts of Interest.
Neither the Borrower nor any Subsidiary nor, to the knowledge of the Borrower, any officer, employee, agent or any other Person acting on behalf of any of the foregoing has, directly or indirectly, given or agreed to give any money, gift or similar benefit (other than legal price concessions to customers in the ordinary course of business) to any customer, supplier, employee or agent of a customer or supplier, or official or employee of any governmental agency or instrumentality of any government (domestic or foreign) or other Person who was, is, or may be in a position to help or hinder the business of the Borrower or any Subsidiary (or assist in connection with any actual or proposed transaction) which (a) might subject the Borrower or any Subsidiary to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, could have had a Material Adverse Effect or (c) if not continued in the future, could reasonably be expected to have a Material Adverse Effect.
Section 4.17 Other Relationships.
To the best knowledge of the Borrower, except as set forth in Schedule 4.17 and except for transactions on an arm’s-length basis for fair value and entered into in accordance with applicable law:
     (a) Neither the Borrower or any Subsidiary nor any current Director or executive officer of any of the foregoing has any interest (other than as non-controlling holders of securities of a publicly-traded company), either directly or indirectly, in any Person (whether as an employee, officer, director, shareholder, agent, independent contractor, security holder, creditor, consultant or otherwise) that presently (i)  provides any services or designs, produces or sells any products or product lines, or engages in any activity which is the same, similar to or competitive with any activity or business in which the Borrower or any Subsidiary is now engaged, (ii) is a supplier, customer or creditor of, or has an existing contractual relationship with the Borrower or any Subsidiary, or (iii) has any direct or indirect interest in any asset or property used by the Borrower or any Subsidiary or any property, real or personal, tangible or intangible, that is necessary or desirable for the conduct of the business of the Borrower or any Subsidiary.
     (b) No current or former Shareholder, Director or executive officer of the Borrower or any Affiliate is, directly or indirectly through his or its affiliation with any other Person, a party to any transaction (other than as an employee or for reasonable director fees) with the Borrower or any Subsidiary providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring cash payments to any such Person.
Section 4.18 Licenses; Compliance with Laws, Other Agreements, etc.
Each of the Borrower and its Subsidiaries holds all material franchises, permits, licenses and other rights, including all governmental approvals, authorizations, consents, licenses and permits, which are necessary or required for the conduct of the businesses currently conducted by the Borrower or such Subsidiary, as the case may be (collectively, the “Licenses”). The Borrower knows of no basis upon which the renewal of any License would be denied in the future. Each such License has been validly issued to the applicable Borrower or Subsidiary and is in full force and effect, and no neither the Borrower nor any Subsidiary is in violation of any such License. Neither the Borrower nor any Subsidiary is in violation of any term of its Organizational Documents or any other contract, agreement, judgment or decree, and the Borrower and its Subsidiaries are in full compliance with all applicable laws, regulations and rules the non-compliance with which would have a Material Adverse Effect.
Section 4.19 Investment Company Act.
Neither the Borrower nor any company controlling the Borrower is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
ARTICLE V
AFFIRMATIVE COVENANTS
          So long as any Obligations (other than contingent indemnity obligations) remain unpaid or any Facility remains outstanding, the Borrower will comply with the following requirements, unless the Required Lenders (or the Administrative Agent, with the consent of the Required Lenders) shall otherwise consent in writing:
Section 5.1 Reporting Requirements.
The Borrower will deliver, or cause to be delivered, to each Lender each of the following, which shall be in form and detail reasonably acceptable to the Required Lenders:
     (a) As soon as available, and in any event within 90 days after the end of each fiscal year of the Borrower, audited annual financial statements of the Borrower and its Subsidiaries with the unqualified opinion of McGladrey & Pullen, LLP or other independent certified public accountants of nationally recognized standing selected by the Borrower and acceptable to the Administrative Agent, which annual financial statements shall include the balance sheets of the Borrower and its Subsidiaries as at the end of such fiscal year and the related statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, prepared on a consolidated basis, all in reasonable detail and prepared in accordance with GAAP (it being understood that, in filing the Borrower’s annual report on Form 10-K with the Securities and Exchange Commission within the time and with the inclusion of the information specified herein, the Borrower shall satisfy the foregoing requirements), together with (i) a report signed by such accountants stating that in making the investigations necessary for said opinion they obtained no knowledge, except as specifically stated, of any Default or Event of Default hereunder and all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with the Financial Covenants; and (ii) a certificate of the chief financial officer of the Borrower and one other officer of the Borrower, substantially in the form of Exhibit H, stating that such financial statements have been prepared in accordance with GAAP and whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder and, if so, stating in reasonable detail the facts with respect thereto.

     (b) As soon as available and in any event within 45 days after the end of each fiscal quarter of the Borrower, an unaudited interim balance sheet and statement of income, cash flow and retained earnings of the Borrower and its Subsidiaries as at the end of and for such fiscal quarter and for the year-to-date period then ended, prepared on a consolidated basis, in reasonable detail and stating in comparative form the budget of the Borrower and its Subsidiaries for such fiscal quarter and for the year-to-date period then ended and the figures for the corresponding date and periods in the previous year, all prepared in accordance with GAAP, subject to year-end audit adjustments (it being understood that, in filing the Borrower’s quarterly report on Form 10-Q with the Securities and Exchange Commission within the time and with the inclusion of the information specified herein, the Borrower shall satisfy the foregoing requirements); and accompanied by a certificate of the chief financial officer of the Borrower and one other officer of the Borrower, substantially in the form of Exhibit H, stating (i) that such financial statements have been prepared in accordance with GAAP, subject to year-end audit adjustments, (ii) whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto and (iii) all relevant facts in reasonable detail to evidence, and the computations as to (A) the applicable Status for purposes of establishing the appropriate margins hereunder and (B) whether or not the Borrower is in compliance with the Financial Covenants.
     (c) As soon as available, and in any event within 90 days after the end of each fiscal year of the Borrower, the Complete Annual Report of Domestic Holding Companies (FR Y-6 Report) required by the Federal Reserve Bank of Minneapolis.
     (d) As soon as available, and in any event no later than 45 days after the end of each calendar quarter, the complete FR Y-9LP and FR Y-9C reports required to be filed by the Borrower and its Subsidiaries quarterly with the Federal Reserve Banks of the districts where they report.
     (e) As soon as available, and in any event within 45 days after the end of each calendar quarter, the complete call report prepared by each Bank Subsidiary at the end of such calendar quarter in compliance with the requirements of any federal or state regulatory agency which has authority to examine such Bank Subsidiary, prepared in accordance with the requirements imposed by the applicable regulatory authorities and applied on a basis consistent with the accounting practices reflected in any previous call reports and similar statements delivered to the Administrative Agent prior to the date of this Agreement.
     (f) Within 15 calendar days following service of the initial pleadings upon the Borrower or any Subsidiary, notice of all litigation and of all proceedings before any governmental or regulatory agency affecting the Borrower or any Subsidiary of the type described in Section 4.8 (it being understood that the Borrower’s filing of a report with respect thereto on Form 8-K with the Securities and Exchange Commission shall satisfy the requirement of this paragraph).
     (g) As promptly as practicable (but in any event not later than 5 Business Days) after an executive officer of the Borrower obtains knowledge of the commencement of any regulatory action involving safety or soundness issues with respect to the Borrower or any Subsidiary, notice of such action; and, unless prohibited by applicable law or regulation, not less than 5 Business Days before entering into any agreement or understanding involving any such issues, notice in writing thereof.
     (h) As promptly as practicable (but in any event not later than 5 Business Days) after an executive officer of the Borrower obtains knowledge of the occurrence of a Default or Event of Default hereunder, notice of such occurrence, together with a detailed statement by a responsible officer of the Borrower setting forth the steps being taken by the Borrower to cure the effect of such Default or Event of Default.
     (i) As promptly as practicable, and in any event within 30 days after the Borrower knows or has reason to know that any Reportable Event with respect to any Pension Plan has occurred, the Borrower will deliver to the Administrative Agent a statement of the Borrower’s chief financial officer setting forth details as to such Reportable Event and the action which the Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event to the Pension Benefit Guaranty Corporation.
     (j) As promptly as practicable, and in any event within 10 days after the Borrower or any Subsidiary fails to make any quarterly contribution required with respect to any Pension Plan under Section 412(m) of the Code, the Borrower will deliver to the Administrative Agent a statement of the Borrower’s chief financial officer setting forth details as to such failure and the action which the Borrower proposes to take with respect thereto, together with a copy of any notice of such failure required to be provided to the Pension Benefit Guaranty Corporation.
     (k) As promptly as practicable, and in any event within 10 days after the Borrower knows or has reason to know that the Borrower or any Subsidiary has or is reasonably expected to have any liability under Section 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multi-employer Plan, the Borrower will deliver to the Administrative Agent a statement of the Borrower’s chief financial officer setting forth details as to such liability and the action which Borrower proposes to take with respect thereto.
     (l) Promptly upon obtaining knowledge thereof, notice of the violation by the Borrower or any Subsidiary of any law, rule or regulation, the non-compliance with which could reasonably be expected to have a Material Adverse Effect.
     (m) Promptly upon their distribution, copies of all proxy statements which the Borrower shall have sent to its stockholders.
     (n) Promptly after the sending or filing thereof, copies of all regular and periodic financial reports which the Borrower shall file with the Securities and Exchange Commission or any national securities exchange.
     (o) Promptly, such additional information concerning the Borrower and its Subsidiaries as the Administrative Agent may reasonably request.

All required deliveries pursuant to this Section 5.1 shall be made, to the extent possible, by electronic means (e-mail transmission), followed by actual, originally executed (if required hereunder) paper copies thereof.
Section 5.2 Books and Records; Inspection and Examination.
The Borrower will keep, and will cause each Subsidiary to keep, accurate books of record and account for itself pertaining to its business and financial condition and such other matters as the Administrative Agent may from time to time request in which true and complete entries will be made in accordance with GAAP consistently applied and, upon request of and reasonable notice by any Lender Party, will permit any officer, employee, attorney or accountant for any Lender Party (at the applicable Lender Party’s sole cost and expense, unless a Default or Event of Default then exists, in which case it shall be at the Borrower’s sole cost and expense) to audit, review, make extracts from or copy any and all corporate and financial books and records of the Borrower and its Subsidiaries at all reasonable times during ordinary business hours, to send and discuss with account debtors and other obligors requests for verification of amounts owed to the Borrower or any Subsidiary, and to discuss the affairs of the Borrower and its Subsidiaries with any of its directors, officers, employees or agents. The Borrower will permit any Lender Party or its employees, accountants, attorneys or agents, to examine and inspect any property of the Borrower and its Subsidiaries at any time during ordinary business hours; provided, that each Lender Party will use reasonable efforts to conduct (or have conducted) any such examination or inspection so as to minimize disruptions to the operations of the Borrower and its Subsidiaries.
Section 5.3 Compliance with Laws.
The Borrower will, and will cause each Subsidiary to, (a) comply with the requirements of all applicable laws and regulations including (but not limited to) all Environmental Laws and (b) use and keep its assets, and will require that others use and keep its assets, only for lawful purposes, without violation of any federal, state or local law, statute or ordinance. In addition, and without limiting the foregoing sentence, the Borrower shall (i) ensure, and cause each Subsidiary to ensure, that no Person who owns a controlling interest in or otherwise controls the Borrower or any Subsidiary is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (ii) not use or permit the use of the proceeds of any Advance to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (iii) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended.
Section 5.4 Payment of Taxes and Other Claims.
The Borrower will pay or discharge, and will cause each Subsidiary to pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, or upon any properties belonging to it prior in each case to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien or charge upon any properties of the Borrower or any Subsidiary; provided, that neither the Borrower nor any Subsidiary shall be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which the Borrower and its Subsidiaries have set aside adequate reserves in accordance with GAAP.
Section 5.5 Maintenance of Properties.
The Borrower will keep and maintain, and will cause each Subsidiary to keep and maintain, all of its properties necessary or useful in its business in good condition, repair and working order (normal wear and tear excepted); provided, however, that nothing in this Section 5.5 shall prevent the Borrower or any Subsidiary from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the reasonable judgment of the Borrower, desirable in the conduct of such Person’s business and not disadvantageous in any material respect to the Lender Parties. The Borrower will, and will cause each Subsidiary to, take all commercially reasonable steps necessary to protect and maintain its Intellectual Property Rights. The Borrower will, and will cause each Subsidiary to, take all commercially reasonable steps necessary to prosecute any Person infringing its Intellectual Property Rights and to defend itself against any Person accusing it of infringing any Person’s Intellectual Property Rights.
Section 5.6 Insurance.
The Borrower will obtain and at all times maintain, and will cause each Subsidiary to obtain and at all times maintain, insurance with insurers believed by it to be responsible and reputable in such amounts and against such risks as is usually carried by companies engaged in similar business and owning similar properties in the same general areas in which it operates. Without limiting the foregoing, the Borrower will or will cause its Bank Subsidiaries to maintain blanket bond coverage, property and casualty coverage, and errors and omissions coverage as customary for banks.
Section 5.7 Preservation of Legal Existence.
The Borrower will preserve and maintain, and will cause each Subsidiary to preserve and maintain, its legal existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business and shall conduct its business in an orderly, efficient and regular manner; provided, however, that nothing in the foregoing shall prohibit any merger or consolidation not prohibited by Section 6.5.
Section 5.8 Double Leverage Ratio.
The Borrower will maintain its Double Leverage Ratio as of each Covenant Compliance Date at not more than 1.25 to 1.
Section 5.9 Total Risk-Based Capital Ratio.
The Borrower will maintain Total Risk-Based Capital Ratio of the Borrower and its Subsidiaries (determined on a consolidated basis) at not less than 10% as of each Covenant Compliance Date, and will cause each Bank Subsidiary to maintain Total Risk-Based Capital Ratio at not less than 10% as of each Covenant Compliance Date.

Section 5.10 Tier 1 Risk-Based Capital Ratio.
The Borrower will maintain Tier 1 Risk-Based Capital Ratio of the Borrower and its Subsidiaries (determined on a consolidated basis) at not less than 6% as of each Covenant Compliance Date, and will cause each Bank Subsidiary to maintain Tier 1 Risk-Based Capital Ratio at not less than 6% as of each Covenant Compliance Date.
Section 5.11 Tier 1 Leverage Ratio.
The Borrower will maintain the Tier 1 Leverage Ratio of the Borrower and its Subsidiaries (determined on a consolidated basis) at not less than 5% as of each Covenant Compliance Date, and will cause each Bank Subsidiary to maintain its Tier 1 Leverage Ratio at not less than 5% as of each Covenant Compliance Date.
Section 5.12 Allowance for Loan and Lease Losses.
The Borrower will maintain the allowance for loan and lease losses at not less than 100% of Non-Performing Loans, determined for the Borrower and its Subsidiaries on a consolidated basis.
Section 5.13 Minimum Return on Assets.
The Borrower will maintain its Return on Assets, determined as of each Covenant Compliance Date, at not less than 1.00%.
Section 5.14 Maximum Non-Performing Assets.
The Borrower will maintain Non-Performing Assets at an amount not more than 15% of Primary Equity Capital, determined with respect to the Borrower and its Subsidiaries on a consolidated basis as of the end of each calendar quarter.
Section 5.15 Material Subsidiaries.
The Borrower shall designate one or more Subsidiaries as Material Subsidiaries if, in the absence of such designation, the aggregate assets of all Subsidiaries that are not Material Subsidiaries would exceed 10% of the consolidated assets of the Borrower and its Subsidiaries.
ARTICLE VI
NEGATIVE COVENANTS
          So long as any Obligations (other than contingent indemnity obligations) remain unpaid or any Facility remains outstanding, the Borrower will comply with the following requirements, unless the Required Lenders (or the Administrative Agent, with the consent of the Required Lenders) shall otherwise consent in writing:
Section 6.1 Liens.
The Borrower will not, and will not permit any Subsidiary to, create, incur or suffer to exist any Lien or other charge or encumbrance of any nature on any of its assets, now owned or hereafter acquired, or assign or otherwise convey any right to receive income or give its consent to the subordination of any right or claim of the Borrower or any Subsidiary to any right or claim of any other Person; excluding from the operation of the foregoing:
     (a) Liens in existence on the date hereof and listed in Schedule 6.1.
     (b) Liens for taxes or assessments or other governmental charges to the extent not required to be paid by Section 5.4.
     (c) Materialmen’s, merchants’, carriers’, worker’s, repairer’s, landlord’s, warehouseman’s or other like liens arising in the ordinary course of business to the extent not required to be paid by Section 5.4.
     (d) Pledges or deposits to secure obligations under worker’s compensation laws, unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business.
     (e) Zoning restrictions, easements, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such property in the operation of the business of the Borrower or any Subsidiary or the value of such property for the purpose of such business.
     (f) Liens granted to the Administrative Agent or the Lenders pursuant to the Security Agreement.
     (g) Purchase money liens, including conditional sale agreements, capital lease liabilities or other title retention agreements and leases which are in the nature of title retention agreements, upon or in property acquired after the date hereof by the Borrower or any Subsidiary, or Liens existing in such property at the time of the acquisition thereof, provided that:
     (i) no such Lien extends or shall extend to or cover any property of the Borrower or any Subsidiary other than the property then being acquired; and
     (ii) the aggregate principal amount of the debt secured by any such Lien shall not exceed the cost of such property so acquired in connection therewith.
     (h) Liens granted by the Borrower’s Bank Subsidiaries in the ordinary course of their banking business.
     (i) Bankers’ liens, rights of set off or similar rights as to accounts maintained with a financial institution.
     (j) Liens not otherwise described in this Section 6.1, so long as the aggregate amount of indebtedness secured by all such Liens does not at any time exceed $5,000,000.

Section 6.2 Debt.
The Borrower will not, and will not permit any Subsidiary to, incur, create, assume, permit or suffer to exist, any debt, liability or obligation except:
     (a) Obligations arising hereunder.
     (b) Indebtedness in existence on the date hereof and listed in Schedule 6.2; together with any extension, renewal or replacement thereof (so long as such indebtedness is not increased above the amount outstanding immediately prior to giving effect to any such extension, renewal or replacement).
     (c) Indebtedness incurred by the Borrower’s Bank Subsidiaries in the ordinary course of their banking business.
     (d) Subordinated Debt.
     (e) Indebtedness of the Borrower or any of its Subsidiaries that may be treated as regulatory capital of the Borrower or such Subsidiary.
     (f) Other indebtedness, so long as the aggregate principal balance of such indebtedness outstanding does not at any time exceed $5,000,000.
Section 6.3 Guaranties.
The Borrower will not, and will not permit any Material Subsidiary to, assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except:
     (a) The endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.
     (b) Guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons in existence on the date hereof and listed in Schedule 6.3; together with any extension, renewal or replacement thereof (so long as such indebtedness is not increased above the amount outstanding immediately prior to giving effect to any such extension, renewal or replacement).
     (c) Guaranties of indebtedness of the Borrower or its Subsidiaries described in Section 6.2(e).
     (d) Guaranties issued by the Borrower’s Bank Subsidiaries in the ordinary course of their banking business.
     (e) Other guaranties, so long as the aggregate principal balance of the indebtedness guarantied thereby does not at any time exceed $5,000,000.

Section 6.4 Restricted Payments.
The Borrower will not, and will not permit any Subsidiary to, declare or make any Restricted Payments, except that, so long as no Default or Event of Default then exists or would be caused thereby:
     (a) The Borrower may declare and pay cash dividends to its Shareholders so long as the aggregate amount of all such cash dividends paid in any fiscal year of the Borrower does not exceed 37.5% of the Net Income of the Borrower and its Subsidiaries (determined on a consolidated basis) during the immediately preceding fiscal year.
     (b) The Borrower may repurchase or redeem shares of its Capital Stock, so long as the aggregate amount paid by the Borrower and its Subsidiaries for all such Capital Stock so repurchased or redeemed in any single fiscal year of the Borrower, less the amount of any cash proceeds received by the Borrower from the sale of Capital Stock during such fiscal year, does not exceed 5% of the consolidated book net worth of the Borrower and its Subsidiaries as of the end of the immediately preceding fiscal year.
     (c) A Trust Preferred Securities Subsidiary may make cash distributions on its Trust Preferred Securities in accordance with the terms thereof.
     (d)Any Subsidiary may declare and pay dividends to the Borrower.
Section 6.5 Fundamental Changes.
The Borrower will not, and will not permit any Material Subsidiary to, liquidate, dissolve, terminate or suspend its business operations or otherwise fail to operate its business in the ordinary course, or merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, assign, transfer or otherwise dispose of assets, or acquire all or substantially all of the assets of any other Person or any existing business (whether existing as a separate entity, subsidiary, division, unit or otherwise) of any Person, or agree to do any of the foregoing at any future time, except that the foregoing shall not prohibit:
     (a) The merger or consolidation of any wholly-owned Subsidiary other than FIB into any other wholly-owned Subsidiary (including but not limited to (i) the merger of FWBS or FWBW with and into each other, and (ii) so long as FIB is the surviving entity and all of the Capital Stock of FIB remains subject to a first priority, perfected security interest in favor of the Administrative Agent, the merger of FWBS or FWBW into FIB).
     (b) The merger or consolidation of any wholly-owned Subsidiary into the Borrower, so long as the Borrower is the surviving entity.
     (c) The sale, lease or transfer by any wholly-owned Subsidiary other than FIB of all or a substantial part of its assets to the Borrower or FIB, and the acquisition by the Borrower or FIB of such assets.
     (d) Any other acquisition of assets, and any merger or consolidation with any other Person, so long as

     (i) no Default or Event of Default exists at the time of such acquisition or would be caused thereby;
     (ii) all authorizations of Governmental Authorities necessary to approve the acquisition have been obtained and are in full force and effect, or will be obtained contemporaneously with the making of any Advance for such purpose, and no further approval, consent, order or authorization of or designation, registration, declaration or filing with any Governmental Authority is required in connection therewith;
     (iii) in the case of any consolidation or merger to which the Borrower is a party, the Borrower is the surviving entity; and in the case of any consolidation or merger to which FIB is a party, FIB is the surviving entity; and
     (iv) if the aggregate book value of the assets so acquired, or of the entity to be merged or consolidated with the Borrower or a Subsidiary, is equal to or greater than $250,000,000, the Borrower has notified the Administrative Agent of such transaction not more than 5 Business Days after entering into a definitive agreement with respect thereto, and has concurrently delivered to the Administrative Agent (A) financial statements of the subject of such acquisition (or, in the case of assets constituting less than all of the assets of a Person, the equivalent of financial statements with respect to such assets) to the extent available, but in no event for less than the immediately preceding twelve months, and (B) pro forma financial statements reflecting the combined projected performance of the Borrower and its Subsidiaries during the 12 months immediately following consummation of such transaction, certified to the Administrative Agent and the Lenders as being the good faith projections of the Borrower, in form and detail reasonably acceptable to the Administrative Agent, which projections shall show that such acquisition will not result in any Default or Event of Default hereunder;
     (e) The sale or other disposition of inventory, equipment and real property in the ordinary course of business consistent with past practice.
     (f) Licenses of technology in the ordinary course of business.
     (g) The sale, lease, assignment, transfer or other disposition of assets outside the ordinary course of business so long as the aggregate book value of all such assets so sold, assigned, transferred or otherwise disposed of after the date hereof does not exceed 5% of the consolidated book value of all assets of the Borrower and its Subsidiaries as of the date hereof.
Section 6.6 Transactions With Affiliates.
The Borrower will not, and will not permit any Subsidiary to, enter into or be a party to any transaction with any Affiliate except in the ordinary course of and pursuant to the reasonable requirements of business of the Borrower and its Subsidiaries and upon fair and reasonable terms that are no less favorable to the Borrower and its Subsidiaries than would be obtained in a comparable arms-length transaction with a Person not an Affiliate.

Section 6.7 Restrictions on Nature of Business.
The Borrower will not, and will not permit any Subsidiary to, engage in any line of business materially different from that presently engaged in by the Borrower or any Subsidiary and will not, and will not permit any Subsidiary to, purchase, lease or otherwise acquire assets not related to its business.
Section 6.8 Accounting.
The Borrower will not, and will not permit any Subsidiary to, adopt any material change in accounting principles, other than as required by GAAP, and will not, and will not permit any Subsidiary to, adopt, permit or consent to any change in its fiscal year.
Section 6.9 Hazardous Substances.
The Borrower will not cause or permit, and will not permit any Subsidiary to cause or permit, any Hazardous Substances to be disposed of in any manner which might result in any material liability to the Borrower or any Subsidiary on, under or at any real property which is operated by the Borrower or any Subsidiary or in which the Borrower or any Subsidiary has any interest.
Section 6.10 Subordinated Debt.
The Borrower will not, and will not permit any Subsidiary to, issue any Subordinated Debt without first obtaining the prior written consent of the Required Lenders (it being understood that the Subordinated Debt set forth and described in Schedule 6.2 is hereby approved) and, if obtained, will not, and will not permit any Subsidiary to, (a) make any payment of any principal, interest or fees due under or acquire any Subordinated Debt in violation of the subordination provisions related thereto or prepay, purchase or otherwise acquire any Subordinated Debt, (b) give security for all or any part of any Subordinated Debt unless such security is expressly permitted and contemplated under the relevant subordination provisions, (c) take any action whereby the subordination of any Subordinated Debt or any part thereof to the Obligations might be terminated, impaired or adversely affected, (d) omit to give the Administrative Agent prompt written notice of any default under any Subordinated Debt by reason whereof any Subordinated Debt might become or be declared to be immediately due and payable, (e) amend, supplement or otherwise modify any terms or provisions of any documents evidencing or securing any Subordinated Debt without first obtaining the prior written consent of the Required Lenders.
Section 6.11 Modification of Certain Agreements.
The Borrower will not, and will not permit any Subsidiary to, consent to any amendment, supplement or other modification of any of the terms or provisions contained in, or applicable to, any note or other agreement evidencing, giving rise to or otherwise related to any Subordinated Debt or any indebtedness listed in Schedule 6.2, other than any amendment, supplement or other modification which does not accelerate the timing or increase the amount of any payment due thereunder or otherwise adversely affect the rights of the Lender Parties.

Section 6.12 Tax Consolidation.
The Borrower will not, and will not permit the Borrower or any Subsidiary to, file or consent to the filing of, any consolidated income tax return with any Person other than the Borrower and its Subsidiaries.
Section 6.13 Negative Pledges, Restrictive Agreements, etc.
The Borrower will not, and will not permit any Subsidiary to, enter into any agreement (excluding this Agreement) prohibiting (a) the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired, or the ability of the Borrower or any Subsidiary to amend or otherwise modify any Loan Document or (b) the ability of any Subsidiary to make any payments directly or indirectly to the Borrower, by way of dividends, advances, repayments of loans or advances, reimbursements of management and any other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any such Subsidiary to make any payment, directly or indirectly, to the Borrower.
ARTICLE VII
EVENTS OF DEFAULT; RIGHTS AND REMEDIES
Section 7.1 Events of Default.
“Event of Default”, wherever used herein, means any one of the following events:
     (a) Default in the payment of any principal of any Loan when it becomes due and payable.
     (b) Default in the payment of any Obligations (other than principal of a Loan) when the same becomes due and payable, and the continuation of such default for more than 3 Business Days.
     (c) Default in the performance, or breach, of any Financial Covenant.
     (d) Default in the performance, or breach, of any covenant or agreement of the Borrower in this Agreement (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with elsewhere in this Section 7.1) or default in the performance, or breach, of any covenant or agreement of the Borrower or any Subsidiary in any other Loan Document (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with elsewhere in this Section 7.1) and the continuance of such default or breach for a period of 30 calendar days after the Borrower or any Subsidiary has or should reasonably have had notice thereof.
     (e) Any Loan Document or any provision thereof ceases to be in full force and effect or to give the Lender Parties the Liens and other rights purported to be created thereby; or the Borrower shall attempt to reject, terminate or rescind its obligations under any Loan Document, shall contest in any manner the validity, binding nature or enforceability upon it of any Loan Document, or shall assert the invalidity, lack of perfection or priority of any Lien purported to be created under any Loan Document.
     (f) (i) The Borrower or any Subsidiary shall be or become insolvent, however defined; or admit in writing its inability to pay debts as they mature; or make a general assignment for the benefit of its creditors; or cease to do business in the ordinary course; or (ii) the Borrower or any Subsidiary shall institute any bankruptcy, insolvency, reorganization, dissolution, liquidation or similar proceeding relating to itself under the laws of any jurisdiction; or the Borrower or any Subsidiary shall take any action to authorize any such proceeding; or any such proceeding shall be instituted against the Borrower or any Subsidiary and shall not be dismissed or discharged within 60 days after its commencement; or the Borrower or any Subsidiary shall admit all of the material allegations with respect to any such proceeding; or an order for relief or similar order shall be entered in any such proceeding; or (iii) the Borrower or any Subsidiary shall apply for the appointment of any receiver, trustee or similar officer for itself or for all or substantially all of its property; or the Borrower or any Subsidiary shall take any action to authorize any such appointment; or an action for any such appointment shall be commenced by any other Person and such action shall not be dismissed or discharged within 60 days after its commencement; or the Borrower or any Subsidiary shall admit all of the material allegations with respect to any such action; or any such appointment shall be made, with or without the consent of the Borrower or such Subsidiary, as the case may be; or (iv) a warrant, writ of attachment, execution or similar process shall be issued or levied against any substantial part of the property of the Borrower or any Subsidiary and shall not be fully released, stayed, vacated or bonded within 60 days after such issuance or levy.
     (g) A petition shall be filed by the Borrower or any Subsidiary under the United States Bankruptcy Code naming the Borrower or any Subsidiary as debtor; or an involuntary petition shall be filed against the Borrower or any Subsidiary under the United States Bankruptcy Code, and such petition shall not have been dismissed within 60 days after such filing; or an order for relief shall be entered in any case under the United States Bankruptcy Code naming the Borrower or any Subsidiary as debtor.
     (h) Any representation or warranty made by the Borrower or any Subsidiary in any Loan Document or by the Borrower (or any of its officers) in any request for a Credit Extension, or in any other certificate, instrument, or statement contemplated by or made or delivered pursuant to or in connection with any Loan Document, shall prove to have been incorrect in any material respect when made.
     (i) The rendering against the Borrower or any Subsidiary of a final judgment, decree or order for the payment of money in excess of $500,000 (unless the payment of such judgment is fully insured) and the continuance of such judgment, decree or order unsatisfied and in effect for any period of 30 consecutive calendar days without a stay of execution.
     (j) A writ of attachment, garnishment, levy or similar process seeking a recovery of $500,000 or more shall be issued against or served on any Lender Party with respect to (i) any property of the Borrower or any Subsidiary in the possession of such

Lender Party, or (ii) any indebtedness of any Lender Party to the Borrower or any Subsidiary.
     (k) A default shall occur under any evidence of indebtedness, loan agreement, credit agreement, security agreement, mortgage or deed of trust, bond, debenture, note, securitization agreement or other evidence of indebtedness or similar obligation of the Borrower or any Subsidiary or under any indenture or other instrument under which any such evidence of indebtedness or similar obligation has been issued or by which it is governed and the expiration of the applicable period of grace, if any, specified in such evidence of indebtedness, indenture or other instrument.
     (l) Any guarantor of any Obligations shall attempt to reject, terminate or rescind its applicable guaranty or shall contest in any manner the validity, binding nature or enforceability of such guaranty.
     (m) The Borrower shall cease to be registered as a bank holding company under the BHCA, or FIB, FWBS or FWBW shall cease to be an insured depository institution as defined in the FDIA, or the deposits of FIB, FWBS or FWBW shall for any reason cease to be insured by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation to the maximum extent permitted under the FDIA (provided, however, that no Event of Default shall be deemed to occur under this paragraph (m) on account of any failure of FWBS or FWBW or their deposits to be insured to the extent that such failure arises solely from the fact that FWBS or FWBW no longer exists by reason of the merger of FWBS or FWBW into each other or into FIB in a transaction not prohibited by Section 6.5).
     (n) There shall be issued against the Borrower or any Subsidiary any formal administrative action, temporary or permanent, by any federal or state regulatory agency having jurisdiction or control over the Borrower or such Subsidiary, such action taking the form of (without limitation) (i) any directive citing conditions or activities deemed to be unsafe or unsound or breaches of fiduciary duty or law or regulation; (ii) a cease and desist order; (iii) the termination of insurance coverage of customer deposits by the Federal Deposit Insurance Corporation; (iv) the suspension or removal of an executive officer or director, or the prohibition of participation by any others in the business affairs of the Borrower or such Subsidiary; (v) a capital maintenance agreement; or (vi) any other regulatory action, agreement or understanding involving safety or soundness issues with respect to the Borrower or any Subsidiary that the Required Lenders reasonably believe may have a Material Adverse Effect.
     (o) Any Reportable Event, which the Administrative Agent or the Required Lenders determine in good faith may constitute grounds for the termination of any Pension Plan or for the appointment by the appropriate United States District Court of a trustee to administer any Pension Plan, shall have occurred and be continuing 30 days after written notice to such effect shall have been given to the Borrower by the Administrative Agent; or a trustee shall have been appointed by an appropriate United States District Court to administer any Pension Plan; or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; or the Borrower or any Subsidiary or any of its

ERISA Affiliates shall have filed for a distress termination of any Pension Plan under Title IV of ERISA; or the Borrower or any Subsidiary or any of its ERISA Affiliates shall have failed to make any quarterly contribution required with respect to any Pension Plan under Section 412(m) of the Code, which the Administrative Agent or the Required Lenders determine in good faith may by itself, or in combination with any such failures that the Administrative Agent or the Required Lenders may determine are likely to occur in the future, result in the imposition of a Lien on the Borrower or any Subsidiary’s assets in favor of the Pension Plan; or any withdrawal, partial withdrawal, reorganization or other event occurs with respect to a Multi-employer Plan which results or could reasonably be expected to result in a material liability of the Borrower or any Subsidiary to the Multi-employer Plan under Title IV of ERISA.
     (p)Any Change of Control shall occur.
Section 7.2 Rights and Remedies.
Upon the occurrence of an Event of Default or at any time thereafter until such Event of Default is cured or waived to the written satisfaction of the Required Lenders, the Administrative Agent may, with the consent of the Required Lenders, and shall, upon written request of the Required Lenders, exercise any or all of the following rights and remedies:
     (a) By notice to the Borrower, declare the Commitments to be terminated, whereupon the same shall forthwith terminate.
     (b) By notice to the Borrower, declare the entire unpaid principal amount of the Loans, all interest accrued and unpaid thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Loans, all such accrued interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.
     (c) Without notice to the Borrower and without further action, apply any and all monies owing by any Lender Party to the Borrower to the payment of the Loans, including interest accrued thereon, and of all other Obligations then owing by the Borrower hereunder.
     (d) Apply for the employment of, or taking possession by, a trustee, receiver, liquidator or other similar official of the Borrower to hold or liquidate all or any substantial part of the properties or assets of the Borrower. The Borrower hereby consents to such appointment and agrees to execute and deliver any and all documents requested by the Administrative Agent relating to the appointment of such trustee, receiver, liquidator or other similar official (whether by joining in a petition for the appointment of such an official, by entering no contest to a petition for the appointment of such an official, or otherwise, as appropriate under applicable law).
     (e) Exercise and enforce the rights and remedies available to any Lender Party under any Loan Document.

     (f) Exercise any other rights and remedies available to any Lender Party by law or agreement.
Notwithstanding the foregoing, upon the occurrence of an Event of Default described in Section 7.1(f), (g) or (j), the entire unpaid principal amount of the Loans, all interest accrued and unpaid thereon, and all other amounts payable under this Agreement shall be immediately due and payable without presentment, demand, protest or notice of any kind. Notwithstanding any other provision of the Loan Documents, no Lender Party (other than the Administrative Agent) may individually exercise any rights under or with respect to the Loan Documents that arise after an Event of Default without the consent of the Required Lenders.
Section 7.3 Right of Setoff.
If an Event of Default shall have occurred and shall be continuing, each Lender Party and each of their Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender Party or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender Party or any such Affiliate, irrespective of whether or not such Lender Party shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender Party different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender Party and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender Party or its Affiliates may have. Each Lender Party agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application by that Lender Party or its Affiliates, but the failure to give such notice shall not affect the validity of such setoff and application.
ARTICLE VIII
AGREEMENT AMONG LENDERS AND ADMINISTRATIVE AGENT
Section 8.1 Authorization; Powers; Administrative Agent for Collateral Purposes.
Each Lender irrevocably appoints and authorizes the Administrative Agent to act as administrative agent for and on behalf of such Lender to the extent provided herein, in any Loan Documents or in any other document or instrument delivered hereunder or in connection herewith, and to take such other actions as may be reasonably incidental thereto. The Administrative Agent agrees to act as administrative agent for each Lender upon the express conditions contained in this Article VIII, but in no event shall the Administrative Agent constitute a fiduciary of any Lender, nor shall the Administrative Agent have any fiduciary responsibilities in respect of any Lender. In furtherance of the foregoing, and not in limitation thereof, each Lender irrevocably (a) authorizes the Administrative Agent to execute and deliver and perform those obligations under each of the Loan Documents to which the Administrative Agent is a party as are specifically delegated to the Administrative Agent, and to exercise all rights, powers and remedies as may be specifically delegated hereunder or thereunder, together with such additional powers as may be reasonably incidental thereto, (b) appoints the

Administrative Agent as nominal beneficiary or nominal secured party, as the case may be, under the Loan Documents and all related UCC financing statements, and (c) authorizes the Administrative Agent to act as collateral agent of and for such Lender for purposes of holding, perfecting and disposing of Collateral under the Loan Documents. As to any matters not expressly provided for by the Loan Documents, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders or, if so required pursuant to Section 9.2, upon the instructions of all Lenders; provided, however, that except for action expressly required of the Administrative Agent hereunder, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action, and the Administrative Agent shall not in any event be required to take any action which is contrary to the Loan Documents or applicable law.
Section 8.2 Application of Proceeds.
The Administrative Agent, after deduction of any costs of collection, as provided in Section 8.5, shall remit to each Lender (to the extent a Lender is to share therein) such Lender’s pro rata share of all payments of principal, interest and fees payable hereunder in accordance with such Lender’s Percentage of the Facility under which such payments are received. Each Lender’s interest under the Loan Documents shall be payable solely from payments, collections and proceeds actually received by the Administrative Agent under the Loan Documents; and the Administrative Agent’s only liability to a Lender with respect to any such payments, collections and proceeds shall be to account for such Lender’s Percentage of such payments, collections and proceeds in accordance with this Agreement. If the Administrative Agent is required for any reason to refund any such payments, collections or proceeds, each Lender will refund to the Administrative Agent, upon demand, its Percentage of such payments, collections or proceeds, together with its Percentage of interest or penalties, if any, payable by the Administrative Agent in connection with such refund. If any Lender becomes a Defaulting Lender, the Administrative Agent may remit payments received by it to the other Lenders until such payments have reduced the aggregate amounts owed by the Borrower to the extent that the aggregate amount of the Advances owing to such Defaulting Lender hereunder are equal to its Percentage of the aggregate amounts of the Advances owing under the applicable Facility to all of the Lenders hereunder. The foregoing provision is intended only to set forth certain rules for the application of payments, proceeds and collections in the event that a Lender has breached its obligations hereunder and shall not be deemed to excuse any Lender from such obligations.
Section 8.3 Exculpation.
The Administrative Agent shall not be liable for any action taken or omitted to be taken by the Administrative Agent in connection with the Loan Documents, except for its own gross negligence or willful misconduct. The Administrative Agent shall be entitled to rely upon advice of counsel concerning legal matters, the advice of independent public accountants with respect to accounting matters and advice of other experts as to any other matters and upon any Loan Document and any schedule, certificate, statement, report, notice or other writing which it reasonably believes to be genuine or to have been presented by a proper Person. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be responsible or in any way liable for (a) any recitals, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any Loan Document, or any other instrument or document delivered hereunder or in connection herewith, or (b) the validity, genuineness, perfection, effectiveness, enforceability, existence, value or enforcement of any Collateral. The designation of Wells Fargo as administrative agent hereunder shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Wells Fargo in its individual capacity as a Lender hereunder.
Section 8.4 Use of the Term “Administrative Agent”.
The term “Administrative Agent” is used herein in reference to the Administrative Agent merely as a matter of custom. It is intended to reflect only an administrative relationship between the Administrative Agent and the Lenders as an independent contracting party. However, the obligations of the Administrative Agent shall be limited to those expressly set forth herein and in no event shall the use of such term create or imply any fiduciary relationship or any other obligation arising under the general law of agency.
Section 8.5 Reimbursement for Costs and Expenses.
All payments, collections and proceeds received or effected by the Administrative Agent may be applied first to pay or reimburse the Administrative Agent for all reasonable costs and expenses at any time incurred by or imposed upon the Administrative Agent in connection with this Agreement or any other Loan Document (including but not limited to all reasonable attorney’s fees, foreclosure expenses and advances made to protect the security of any Collateral, but excluding any costs, expenses, damages or liabilities arising from the gross negligence or willful misconduct of the Administrative Agent).
Section 8.6 Administrative Agent and Affiliates.
Wells Fargo shall have the same rights and powers in its capacity as a Lender hereunder as any other Lender, and may exercise or refrain from exercising the same as though it were not the Administrative Agent hereunder, and Wells Fargo and its affiliates may accept deposits from and generally engage in any kind of business with the Borrower and its Affiliates as fully as if Wells Fargo were not the Administrative Agent hereunder.
Section 8.7 Credit Investigation.
Each Lender acknowledges that it has made such inquiries and taken such care on its own behalf as would have been the case had its Commitments been granted and its Advances made directly by such Lender to the Borrower without the intervention of the Administrative Agent or any other Lender. Each Lender agrees and acknowledges that no Lender Party makes any representation or warranty about the creditworthiness of the Borrower or any Subsidiary or any other party to this Agreement or with respect to the legality, validity, sufficiency or enforceability of this Agreement, any Loan Document, any Collateral or any other instrument or document delivered hereunder or in connection herewith.

Section 8.8 Defaults.
The Administrative Agent shall have no duty to inquire into any performance or failure to perform by the Borrower and shall not be deemed to have knowledge of the occurrence of a Default or an Event of Default (other than under Section 7.1(a) or 7.1(b)) hereof unless the Administrative Agent has received notice from a Lender Party or the Borrower specifying the occurrence of such Default or Event of Default. If the Administrative Agent receives such a notice of the occurrence of a Default or an Event of Default, the Administrative Agent shall give prompt notice thereof to the Lenders. In the event of any Default or Event of Default, the Administrative Agent (subject to Section 8.1) shall take such actions with respect to such Default or Event of Default as shall be directed by the Required Lenders; provided that, (a) the Administrative Agent shall not need the consent or direction of the Required Lenders to provide such notices as may be required as a prerequisite to a Default becoming an Event of Default and (b) unless and until the Administrative Agent shall have received directions as contemplated herein, the Administrative Agent may take any action, or refrain from taking any action, with respect to such Default of Event of Default as it shall deem advisable.
Section 8.9 Obligations Several.
The obligations of each Lender Party hereunder are the several obligations of such Lender Party, and no Lender Party shall be responsible for the obligations of any other Lender Party hereunder, nor will the failure by any Lender Party to perform any of its obligations hereunder relieve any other Lender Party from the performance of its obligations hereunder. Nothing contained in this Agreement, and no action taken by any Lender Party pursuant hereto or in connection herewith or pursuant to or in connection with the Loan Documents shall be deemed to constitute the Lender Parties as a partnership, association, joint venture, or other entity.
Section 8.10 Resignation and Assignment of Administrative Agent.
     (a) The Administrative Agent may resign as such at any time upon at least 30 days’ prior notice to the Borrower and the Lender Parties. In the event of any resignation of the Administrative Agent, the Required Lenders shall as promptly as practicable appoint a successor Administrative Agent from among the Lenders (provided that if no Event of Default then exists, the Borrower shall have the right to approve such successor agent, such approval not to be unreasonably withheld). If no such successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the resigning Administrative Agent’s giving of notice of resignation, then the resigning Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof (provided that if no Event of Default then exists the Borrower shall have the right to approve such successor agent, such approval not to be unreasonably withheld).
     (b) The Administrative Agent may, without the consent of the Borrower or the other Lender Parties, assign its rights and obligations as Administrative Agent hereunder and under the other Loan Documents to its parent or to any wholly owned subsidiary of its parent, and upon such assignment, the former Administrative Agent shall be deemed to have retired, and such parent or wholly owned subsidiary shall be deemed to be a successor Administrative Agent.
     (c) Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon be entitled to receive from the prior Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request and the resigning or assigning Administrative Agent shall be discharged from its duties and obligations under this Agreement to be performed after the time of transfer. After any resignation or assignment pursuant to this Section 8.10, the provisions of this Section 8.10 shall inure to the benefit of the retiring Administrative Agent as to any actions taken or omitted to be taken by it while it was acting as Administrative Agent hereunder.
Section 8.11 Borrower not a Beneficiary or Party.
Except with respect to the limitation of liability applicable to the Lenders under Section 8.9, the provisions and agreements in this Article VIII are solely among the Lender Parties, and the Borrower shall not be considered a party thereto or a beneficiary thereof.
ARTICLE IX
MISCELLANEOUS
Section 9.1 No Waiver; Cumulative Remedies.
No failure or delay on the part of any Lender Party in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.
Section 9.2 Amendments, Requested Waivers, Etc.
No amendment, modification, termination or waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall be effective unless the same shall be in writing and signed by the Required Lenders and, if the rights or duties of the Administrative Agent are affected thereby, by the Administrative Agent; provided, however, that no amendment, modification, termination, waiver or consent shall do any of the following unless the same shall be in writing and signed by the Administrative Agent and each Lender affected thereby (and, as to clauses (e), (f), (g), (h) and (i) hereof, all Lenders shall be deemed affected): (a) change the amount of any Commitment (except as permitted in accordance with Section 9.3(b)), (b) increase any Commitment, (c) reduce the amount of any principal of or interest due on any Advances, the Commitment Fees payable to a Lender hereunder, (d) postpone any date fixed for any payment of principal of or interest on any outstanding Advances or the Commitment Fees payable to a Lender hereunder, or postpone the scheduled date of expiration of any Commitment, (e) change the definition of “Required Lenders,” (f) amend this Section 9.2 or any other provision of this Agreement requiring the consent or other action of the Required Lenders or any particular Lender, (g) change the pro rata treatment of the Lenders under Section 2.14, (h) release any guaranty of the Obligations, or (i) release, subordinate or terminate any Lien in any material portion of the Collateral. Any waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.
Section 9.3 Successors and Assigns; Register.
     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder, except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a Lien subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Affiliates of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Lenders all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
     (i) Minimum Amounts.
     (A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, no minimum amount need be assigned.
     (B) In any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of such Trade Date) shall not be less than $5,000,000.
     (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans and the Commitment assigned.
     (iii) Required Consents. No consent shall be required for any assignment except as follows:
     (A) The consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund.
     (B) The consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Facility if such assignment is to a Person that is not a Lender with a Commitment in respect of such Facility, an Affiliate of such a Lender or an Approved Fund with respect to such a Lender.
     (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $5,000, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
     (v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates.
     (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.15, (a) and 9.6 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
     (c) Register. The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent, solely for purposes of this Section 9.3(c), to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans. With respect to any Lender, the transfer of any Commitment of such Lender and the rights to the principal of, and interest on, any Loan shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitment and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitment and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitment or Loan shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 9.3(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Commitment, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would (i) forgive any indebtedness of the Borrower under this Agreement or the Notes, (ii) agree to reduce the rate of interest charged under this Agreement, or (iii) agree to extend the final maturity of any indebtedness evidenced by the Notes, except as expressly provided by the terms of the Loan Documents, in each case to the extent that such amendment, modification or waiver would affect such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 7.3 as though it were a Lender, provided such Participant agrees to be subject to Section 9.4 as though it were a Lender.

     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.15 and 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a Lien in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 9.4 Sharing of Payments by Lenders.
If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
     (a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (b) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).
The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 9.5 Notices; Distribution of Information Via Electronic Means.
     (a) Use of Platform to Distribute Communications. The Administrative Agent may make any material delivered by the Borrower to the Administrative Agent, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to the Borrower, or any of its Subsidiaries, or any other materials or matters relating to any Loan Documents, or any of the transactions contemplated hereby or thereby (collectively, the “Communications”) available to the Lender Parties by posting such notices on an electronic delivery system such as IntraLinks or a substantially similar electronic system (the “Platform”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform. The Administrative Agent and its Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform.
     (b) Notice by Electronic Means. Each Lender agrees (i) on or before the date it becomes a party to this Agreement, to notify the Administrative Agent in writing of the e-mail address(es) to which a notice under this Agreement (a “Notice”) may be sent to it and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for it and (ii) that any Notice may be sent to such e-mail address(es). Each Lender agrees that an e-mail message notice to it (as provided in the previous sentence) specifying that any Communication has been posted to the Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication.
     (c) Notices By Other Means. Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for under the Loan Documents shall be in writing (including facsimile transmission or e-mail) and shall be sent to the applicable party at its address, e-mail address or facsimile number set forth on Exhibit A or on any Administrative Questionnaire, or as to each party, at such other address, e-mail address or facsimile number as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 9.5. All such notices, requests, demands and other communications shall be effective (i) when received, if sent by facsimile, e-mail, hand delivery or overnight courier, or (ii) three Business Days after the date when sent by registered or certified mail, postage prepaid; provided, however, that notices or requests to any Lender Party pursuant to any of the provisions of Article II shall not be effective until received by such Lender Party.

Section 9.6 Expenses; Indemnity; Damage Waiver
     (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facility provided for herein and the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) (provided, however, that the Borrower’s obligation to reimburse the Administrative Agent under this paragraph (a) for fees of counsel through the date hereof shall not exceed $50,000, plus related expenses (including but not limited to UCC search fees and photocopying and similar charges)), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 9.6, or (B) in connection with the Obligations, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations.
     (b) Indemnification by the Borrower. The Borrower shall indemnify each Lender Party and each Related Party of any Lender Party (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any Subsidiary arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) the Loans or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by the Borrower or any Subsidiary, or any liability arising from any alleged breach of Environmental Laws related in any way to the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any Subsidiary, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any Subsidiary against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or a Subsidiary, as the case may be, has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

     (c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section 9.6 to be paid by it to the Administrative Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 8.9.
     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Loans or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
     (e) Payments. All amounts due under this Section 9.6 shall be payable promptly after demand therefor.
     (f) Survival. The agreements in this Section 9.6 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination in full of all of the Commitments and the payment, satisfaction or discharge in full of all the other Obligations.
Section 9.7 Replacement of Non-Consenting Lender.
If any Lender (a “Non-Consenting Lender”) refuses to consent to an amendment to or waiver of any Loan Document or provision thereof, which amendment or waiver requires unanimous consent of all the Lenders, or all the Lenders with a Commitment for a particular Facility, in order to be effective, then the Administrative Agent may or the Borrower may (but neither shall be obligated to), upon notice to the Non-Consenting Lender (and the Administrative Agent, if applicable), require the Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.3) all of its interests, rights, duties and obligations under this Agreement and the Loan Documents to an Eligible Lender that shall assume such obligations (which assignee may be a Lender, if a Lender accepts such assignment); provided that:

     (a) if it is an assignment at the request of the Borrower, the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld,
     (b) if it is an assignment at the request of the Administrative Agent and there is no Event of Default, the Borrower shall have consented to such assignment, which consents shall not be unreasonably withheld,
     (c) the interests, rights, duties and obligations of all Non-Consenting Lenders are similarly assigned to Eligible Lenders, and
     (d) the Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents, from the Eligible Lender (to the extent of such outstanding principal, accrued interest and accrued fees) or the Borrower (in the case of all other amounts).
Section 9.8 Governing Law; Jurisdiction; Waiver of Jury Trial.
     (a) Governing Law. The Loan Documents shall be governed by, and construed in accordance with, the laws of the State of Minnesota (other than its conflicts of laws rules), except to the extent the law of any other jurisdiction applies as to the perfection or enforcement of the Lenders’ Lien in any Collateral and except to the extent expressly provided to the contrary in any Loan Document.
     (b) Jurisdiction. The Borrower hereby irrevocably submits to the jurisdiction of any state or federal court sitting in Hennepin County, Minnesota in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents, and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such state or federal court. The Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Borrower irrevocably consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by the mailing of copies of such process to the Borrower at its addresses specified in Section 9.5 above. The Borrower agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 9.8(b) shall affect the right of the Administrative Agent or any Lender Party to serve legal process in any other manner permitted by law or affect the right of the Administrative Agent or any Lender Party to bring any action or proceeding against the Borrower or its property in the courts of other jurisdictions.
     (c) WAIVER OF JURY TRIAL. THE BORROWER AND THE LENDER PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED THEREUNDER.

Section 9.9 Integration; Inconsistency.
This Agreement, together with the Loan Documents, comprise the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to such subject matter, superseding all prior oral or written understandings. If any provision of a Loan Document is inconsistent with or conflicts with a comparable or similar provision appearing in this Agreement, the comparable or similar provision in this Agreement shall govern.
Section 9.10 Agreement Effectiveness.
This Agreement shall become effective upon delivery of fully executed counterparts hereof to each of the parties hereto.
Section 9.11 Advice from Independent Counsel.
The parties hereto understand that this Agreement is a legally binding agreement that may affect such party’s rights. Each party hereto represents to the others that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.
Section 9.12 Judicial Interpretation.
Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself through its agent prepared the same, it being agreed that all parties hereto have participated in the preparation of this Agreement.
Section 9.13 Binding Effect; No Assignment by Borrower.
This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender Parties and their respective successors and assigns; provided, except that the Borrower may not assign any or all of its rights or obligations hereunder or any of its interest herein without the prior written consent of the Required Lenders.
Section 9.14 Severability of Provisions.
Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.
Section 9.15 Headings.
Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
Section 9.16 Counterparts.
This Agreement and the other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of this Agreement or such other Loan Document, as the case may be, taken together, shall constitute but one and the same instrument.
Section 9.17 Customer Identification – USA Patriot Act Notice.
The Administrative Agent hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and the Administrative Agent’s policies and practices, each Lender is required to obtain, verify and record certain information and documentation that identifies the Borrower and each Subsidiary, which information includes the name and address of the Borrower and each Subsidiary and such other information that will allow each Lender to identify the Borrower and each Subsidiary in accordance with the Act.
Signature Pages Follow

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

FIRST INTERSTATE BANCSYSTEM, INC.
By:	/s/ TERRILL R. MOORE
	Name:	Terrill R. Moore
	Title:	Executive Vice President and Chief Financial Officer

Signature Page to Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Lender
By:	/s/ CYNTHIA M. SPAGNOLA
	Name:	Cynthia M. Spagnola
	Title:	Vice President

Signature Page to Credit Agreement

U.S. BANK NATIONAL ASSOCIATION
By	/s/ STEPHEN J. MOORE

	Name:	Stephen J. Moore
	Title:	Senior Vice President
Signature Page to Credit Agreement

FIRST TENNESSEE BANK, NATIONAL ASSOCIATION
By	/s/ DAVID S. WORK

	Name:	David S. Work
	Title:	Executive Vice President
Signature Page to Credit Agreement

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
By	/s/ MATTHEW ROAN

	Name:	Matthew Roan
	Title:	Vice President
Signature Page to Credit Agreement

EXHIBITS AND SCHEDULES

Exhibit A	Commitments and Addresses
Exhibit B	Pricing Grid
Exhibit C	Revolving Note
Exhibit D	Term Note
Exhibit E	Revolving Facility Borrowing Request
Exhibit F	Notice of Conversion to LIBO Rate
Exhibit G	Notice of Rollover of LIBO Rate
Exhibit H	Certificate of Officer as to Financial Statements
Exhibit I	Assignment and Assumption

Schedule 4.1	Doing Business Names
Schedule 4.4	Subsidiaries
Schedule 4.8	Litigation
Schedule 4.17	Other Relationships
Schedule 6.1	Outstanding Liens
Schedule 6.2	Outstanding Indebtedness
Schedule 6.3	Outstanding Guaranties

Exhibit A
COMMITMENTS AND ADDRESSES

Name	Commitment Amounts	Notice Address
First Interstate BancSystem, Inc.	N/A	First Interstate BancSystem, Inc. 401 N. 31st Street Suite 1800 Billings, MT 59101 Attention: Terrill R. Moore Facsimile: 406-255-5350 E-mail: tmoore@fib.com

Wells Fargo Bank, National Association, as Administrative Agent	N/A	Wells Fargo Bank, National Association MAC C7301-02E 2nd Floor 1740 Broadway Denver, CO 80274-0001 Attention: Cynthia M Spagnola Facsimile: 303-863-4909 E-mail: spagnoc@wellsfargo.com

Wells Fargo Bank, National Association, as a Lender	Revolving Commitment: $9,210,526.32 Term Commitment: $18,421,052.63	Wells Fargo Bank, National Association MAC C7301-02E 2nd Floor 1740 Broadway Denver, CO 80274-0001 Attention: Cynthia M Spagnola Facsimile: 303-863-4909 E-mail: spagnoc@wellsfargo.com

U.S. Bank National Association	Revolving Commitment: $5,263,157.89 Term Commitment: $10,526,315.79	U.S. Bank National Association EP-MN-S9CB 101 E. 5th Street St. Paul, MN 55101 Attention: Steve Moore Facsimile: 651-466-8270 E-mail: steve.moore@usbank.com

First Tennessee Bank, National Association	Revolving Commitment: $5,263,157.89 Term Commitment: $10,526,315.79	First Tennessee Bank, National Association 845 Crossover Lane, Suite 150 Memphis, TN 38117 Attention: Wade Rhea Facsimile: 901-435-7983 E-mail: wade.rhea@ftnfinancial.com

Name	Commitment Amounts	Notice Address
JPMorgan Chase Bank, National Association	Revolving Commitment: $5,263,157.89 Term Commitment: $10,526,315.79	JPMorgan Chase Bank, National Association 10 S. Dearborn Chicago IL Attention: Donnell Cole Facsimile: 312-732-7002 E-mail: donnell.x.cole@chase.com

Exhibit B
Pricing Grid

	Summary Criteria
Level	(Funded Debt Ratio)	LIBO Rate Margin	Floating Rate Margin	Commitment Fee
I	< 1.00	1.125%	0%	0.125%
II	> 1.00 but < 2.00	1.250%	0%	0.150%
III	> 2.00	1.375%	0%	0.175%
          “Level I Status” exists if, as of the date of determination, the Funded Debt Ratio of the Borrower and its Subsidiaries is less than 1.00 to 1.
          “Level II Status” exists if, as of the date of determination, the Funded Debt Ratio of the Borrower and its Subsidiaries is 1.00 to 1 or greater, but less than 2.00 to 1.
          “Level III Status” exists if, as of the date of determination, the Funded Debt Ratio of the Borrower and its Subsidiaries is 2.00 to 1 or greater.

Exhibit C
Revolving Note

$	,
                    , 200
          For value received, First Interstate BancSystem, Inc., a Montana corporation (the “Borrower”), promises to pay to the order of                                                              (the “Lender”), at such place as the Administrative Agent under the Credit Agreement defined below may from time to time designate in writing, in lawful money of the United States of America and in immediately available funds, the principal sum of                                         Dollars ($                    ) or, if less, the aggregate unpaid principal amount of all Revolving Advances (as defined in the Credit Agreement) made by the Lender to the Borrower under the Credit Agreement dated January 10, 2008 by and among the Borrower, the Lender, certain other Lenders from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), together with interest on the unpaid principal balance hereof at such interest rates and payable at such times as are specified in the Credit Agreement.
          This Note is a Revolving Note as defined in the Credit Agreement, and is issued subject, and pursuant, to the Credit Agreement, which among other things, provides for the amount and date of payments of principal and interest required hereunder, acceleration of the maturity hereof upon the occurrence of an Event of Default (as defined in the Credit Agreement), and prepayment hereof upon the occurrence of certain events.
          The Borrower shall pay all costs of collection, including reasonable attorneys’ fees and legal expenses, if this Note is not paid when due, whether or not legal proceedings are commenced.
          Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

FIRST INTERSTATE BANCSYSTEM, INC.

By:

Name:

Title:

Exhibit D
Term Note

$	,
                    , 200
          For value received, First Interstate BancSystem, Inc., a Montana corporation (the “Borrower”), hereby promises to pay to the order of                                                              (the “Lender”), at such place as the Administrative Agent under the Credit Agreement defined below may from time to time designate in writing, in lawful money of the United States of America and in immediately available funds, the principal sum of                                          Dollars ($                      ), together with interest on the unpaid principal balance hereof outstanding from time to time at such interest rates and payable at such times as are specified in the Credit Agreement dated January 10, 2008 by and among the Borrower, the Lender, certain other Lenders from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).
          This Note is a Term Note as defined in the Credit Agreement, and is issued subject, and pursuant, to the Credit Agreement, which among other things, provides for the amount and date of payments of principal and interest required hereunder, acceleration of the maturity hereof upon the occurrence of an Event of Default (as defined in the Credit Agreement), and prepayment hereof upon the occurrence of certain events.
          The Borrower shall pay all costs of collection, including reasonable attorneys’ fees and legal expenses, if this Note is not paid when due, whether or not legal proceedings are commenced.
          Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

FIRST INTERSTATE BANCSYSTEM, INC.

By:

Name:

Title:

Exhibit E
Revolving Facility Borrowing Request
                    ,

TO:	, as Administrative Agent

Attention:
          We refer to that certain Credit Agreement dated January 10, 2008 (as amended, supplemented or otherwise modified to date, the “Credit Agreement”) among First Interstate BancSystem, Inc., certain Lenders from time to time party thereto (the “Lenders”) and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders. Capitalized terms used herein but not otherwise defined shall have the same meanings assigned to them in the Credit Agreement.
          Pursuant to Section 2.2 of the Credit Agreement, we hereby request or confirm our request for a Borrowing under the Revolving Facility on the date, of the type(s) and in the amount(s) specified in Annex I attached hereto and request or confirm our request that each Lender make Revolving Advance(s) in such Lender’s Percentage of the requested Borrowing (the “Requested Advances”).
          To induce the Lenders to make the Requested Advances, we hereby represent and warrant to the Lenders that:
     (a) As of the date hereof and before giving effect to the Requested Advances, the Revolving Facility Outstanding Amount was $                                        . After giving effect to the Requested Advances, the Revolving Facility Outstanding Amount will be $                                        .
     (b) No Default or Event of Default exists, or will result from the making of the Requested Advances.
     (c) The conditions precedent set forth in Section 3.2 of the Credit Agreement are fully satisfied as of the date of the Requested Advances.

FIRST INTERSTATE BANCSYSTEM, INC.

By:

Title:

ANNEX I
to Notice of Revolving Advance
dated                                  ,

Expiry Date
Amount of	Type of Advance		Interest	of Interest	Quoted
Borrowing	(Floating Rate,	Date of	Period (LIBO	Period	Interest
Request	LIBO Rate)	Borrowing	Rate)	(LIBO Rate)	Rate*

*	To be completed by Administrative Agent

Exhibit F
Notice of Conversion to LIBO Rate
                    ,

TO:	Wells Fargo Bank, National Association, as Administrative Agent
MAC C7301-02E
2nd Floor
1740 Broadway
Denver, CO 80274-0001
Attention: Cynthia M Spagnola
            We refer to that certain Credit Agreement dated January 10, 2008 (as amended, supplemented or otherwise modified to date, the “Credit Agreement”) among First Interstate BancSystem, Inc., certain Lenders from time to time party thereto (the “Lenders”) and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders. Capitalized terms used herein but not otherwise defined shall have the same meanings assigned to them in the Credit Agreement.
            Pursuant to Section 2.3 of the Credit Agreement, we hereby request or confirm our request that Floating Rate Loans in the aggregate amount(s) specified in Annex I attached hereto be converted into LIBOR Loans (the “Requested Conversion(s)”) on the date(s) and for the Interest Period(s) specified in Annex I attached hereto and that each Lender make such conversion(s) in such Lender’s Percentage of the Requested Conversion(s).
            To induce the Lenders to make the Requested Conversion(s), we hereby represent and warrant to the Lenders that no Default or Event of Default exists or will result from the making of any Requested Conversion(s).

FIRST INTERSTATE BANCSYSTEM, INC.

By:

Title:

ANNEX I
to Notice of Conversion to LIBO Rate
dated                     ,

Facility under which
Loans to be					Quoted
Converted are	Amount to be			Expiry Date of	Interest
Outstanding	Converted	Date of Conversion	Interest Period	Interest Period	Rate*

*	To be completed by Administrative Agent

Exhibit G
Notice of Rollover of LIBO Rate
                    ,

TO:	Wells Fargo Bank, National Association, as Administrative Agent
MAC C7301-02E
2nd Floor
1740 Broadway
Denver, CO 80274-0001
Attention: Cynthia M Spagnola
            We refer to that certain Credit Agreement dated January 10, 2008 (as amended, supplemented or otherwise modified to date, the “Credit Agreement”) among First Interstate BancSystem, Inc., certain Lenders from time to time party thereto (the “Lenders”) and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders. Capitalized terms used herein but not otherwise defined shall have the same meanings assigned to them in the Credit Agreement.
            Pursuant to Section 2.4 of the Credit Agreement, we hereby request or confirm our request that LIBOR Loans in the aggregate amount(s) specified in Annex I attached hereto be renewed (the “Requested Renewal(s)”) on the date(s) and for the Interest Period(s) specified in Annex I attached hereto and that each Lender make such renewal(s) in such Lender’s Percentage of the Requested Renewal(s).
            To induce the Lenders to make the Requested Renewal(s), we hereby represent and warrant to the Lenders that no Default or Event of Default exists or will result from the making of any such Requested Renewal(s).

FIRST INTERSTATE BANCSYSTEM, INC.

By:

Title:

ANNEX I
to Notice of Rollover of LIBO Rate
dated                     ,

Facility under
which Loans to be	Amount of		New		Quoted
Renewed are	LIBOR Loans	Expiring Interest	Interest	Expiry Date of	Interest
Outstanding	to be Renewed	Period	Period	Interest Period	Rate*

*	To be completed by Administrative Agent

Exhibit H
Certificate of Officer as to Financial Statements
                         ,

TO:	Wells Fargo Bank, National Association, as Administrative Agent
MAC C7301-02E
2nd Floor
1740 Broadway
Denver, CO 80274-0001
Attention: Cynthia M Spagnola
          RE: Financial Statements – First Interstate BancSystem, Inc. (the “Borrower”)
            We refer to that certain Credit Agreement dated January 10, 2008 (as amended, supplemented or otherwise modified to date, the “Credit Agreement”) among First Interstate BancSystem, Inc., certain Lenders from time to time party thereto (the “Lenders”) and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders. Capitalized terms used herein but not otherwise defined shall have the same meanings assigned to them in the Credit Agreement.
            I hereby certify on behalf of the Borrower as follows:
1.	We are the duly qualified and acting chief financial officer and of the Borrower. We are familiar with the financial statements and financial affairs of the Borrower and its Subsidiaries and are authorized to execute this Certificate on behalf of the Borrower.
2.	Pursuant to Section 5.1 of the Credit Agreement, attached are the required [audited financial statements of the Borrower and its Subsidiaries prepared by as of and for the fiscal year ended , 20 /unaudited financial statements of the Borrower and its Subsidiaries as of and for the fiscal quarter ended , ][1] (the “Applicable Covenant Computation Date”). Such financial statements have been prepared in accordance with GAAP, fairly present the financial condition of the Borrower and its Subsidiaries as of such date and the results of the operations of the Borrower and its Subsidiaries for the period then ended, prepared on a consolidated basis, [subject to year-end adjustments and footnotes,][2] and conform to the applicable requirements of Section 5.1 of the Credit Agreement.

[1]	Include appropriate alternative text.

[2]	Include bracketed text with respect to unaudited interim statements.

3.	The Borrower has obtained no knowledge of any Default or Event of Default, except as specifically stated on an attachment hereto (if any).

4.	The computations attached hereto in Annex I set forth the Borrower’s compliance or non-compliance with the requirements set forth in the Financial Covenants as of the Applicable Covenant Computation Date. Such computations have been prepared from, and on a basis consistent with, the financial statements attached hereto.

5.	As of the Applicable Covenant Computation Date, the Status of the Borrower was Level as a result of the Funded Debt Ratio of the Borrower as of the Applicable Covenant Computation Date being to 1.00.

FIRST INTERSTATE BANCSYSTEM, INC.

By:

Name:

Title:

Annex I
to Exhibit H
Financial Covenant Calculations

Section	Covenant	Actual	Required
5.8	Double Leverage Ratio	(Borrower)	Not more than 1.25

5.9	Total Risk Based	(Consolidated	Not less than 10%
	Capital Ratio	Borrower)
		(FIB)	Not less than 10%
		(FWB)	Not less than 10%
		(FWBS)	Not less than 10%
5.10	Tier 1 Risk Based	(Consolidated	Not less than 6%
	Capital Ratio	Borrower)
		(FIB)	Not less than 6%
		(FWB)	Not less than 6%
		(FWBS)	Not less than 6%

5.11	Tier 1 Leverage Ratio	(Consolidated	Not less than 5%
Borrower)
		(FIB)	Not less than 5%
		(FWB)	Not less than 5%
		(FWBS)	Not less than 5%
5.12	Allowance for Loan	(Consolidated	Not less than 100% of
	and Lease Losses	Borrower)	Non-Performing Loans

5.13	Return on Assets	(Consolidated Borrower)	Not less than 1.00%

5.14	Non-Performing Assets	(Consolidated	Not more than 15% of
		Borrower)	Primary Equity Capital

Exhibit I
Assignment and Assumption
          This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]3 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]4 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]5 hereunder are several and not joint.]6 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
          For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[3]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[4]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[5]	Select as appropriate.

[6]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.	Assignor[s]:

2.	Assignee[s]:

3.	Borrower(s):

4.	Administrative Agent: , as the administrative agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement dated as of January 10, 2008 among First Interstate BancSystem, Inc., the Lenders parties thereto, Wells Fargo Bank, National Association, as Administrative Agent, and the other agents parties thereto

6.	Assigned Interest[s]:

			Aggregate Amount	Amount of
			of Commitment/	Commitment/
		Facility	Loans for all	Loans	CUSIP
Assignor[s][7]	Assignee[s][8]	Assigned[9]	Lenders[10]	Assigned[8]	Number
			$	$

			$	$

			$	$
[7.      Trade Date:                                                   ]11

[7]	List each Assignor, as appropriate.

[8]	List each Assignee, as appropriate.

[9]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment,” “Term Loan Commitment,” etc.)

[10]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[11]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

          Effective Date:                           , 20       [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
          The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][12]

[NAME OF ASSIGNOR]

By:

Title:

[NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE[S][13]

[NAME OF ASSIGNEE]

By:

Title:

[NAME OF ASSIGNEE]

By:

Title:
[Consented to and]14 Accepted:
[NAME OF ADMINISTRATIVE AGENT], as
Administrative Agent
By
     Title:

[12]	Add additional signature blocks as needed.

[13]	Add additional signature blocks as needed.

[14]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[Consented to:]15
[NAME OF RELEVANT PARTY]
By
     Title:

[15]	To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, Letter of Credit Issuer) is required by the terms of the Credit Agreement.

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
          1. Representations and Warranties.
          1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
          1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section ___(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section ___(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section       thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

          2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.
          3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Minnesota.

Schedule 4.1
Doing Business Names
First Interstate BancSystem, Inc.

Schedule 4.4
Subsidiaries

			Percentage
Subsidiary	Holder	Class	Interest
First Interstate Bank	First Interstate BancSystem, Inc.	Common Stock	100%
i_TECH Corporation	First Interstate BancSystem, Inc.	Common Stock	100%
FIBCT, LLC	First Interstate BancSystem, Inc.	Member Interest	100%
First Interstate Insurance Agency, Inc.	First Interstate BancSystem, Inc.	Common Stock	100%
FI Reinsurance, Ltd.	First Interstate BancSystem, Inc.	Common Stock	100%
Commerce Financial, Inc.	First Interstate BancSystem, Inc.	Common Stock	100%
FIB, LLC	First Interstate BancSystem, Inc.	Member Interest	100%
First Interstate Statutory Trust I	First Interstate BancSystem, Inc.	Common Securities	100%
FI Statutory Trust I	First Interstate BancSystem, Inc.	Common Securities	100%
FI Capital Trust II	First Interstate BancSystem, Inc.	Common Securities	100%
FI Statutory Trust III	First Interstate BancSystem, Inc.	Common Securities	100%
FI Capital Trust IV	First Interstate BancSystem, Inc.	Common Securities	100%
FI Statutory Trust V	First Interstate BancSystem, Inc.	Common Securities	100%
FI Statutory Trust VI	First Interstate BancSystem, Inc.	Common Securities	100%

Schedule 4.8
Litigation
None

Schedule 4.17
Other Relationships
1.	Director Elouise C. Cobell is Co-Chairperson of the Board of Native American Bank, N.A. headquartered in Denver, CO, with its principal branch in Browning, MT.

2.	Director William B. Ebzery is owner of Cypress Capital Management, LLC, a wealth management firm.

3.	Director Terry W. Payne is part owner and Chairman of the Board of Payne Financial Group, Inc. which owns and manages insurance agencies in Montana, Idaho and Washington

4.	Various directors, through their respective business entities, provide services or rental of properties to First Interstate BancSystem, Inc. and / or Subsidiaries; however, all such transactions are at arms length for fair value.

Schedule 6.1
Liens
None

Schedule 6.2
Indebtedness

Obligor	Amount	Notes
First Interstate BancSystem, Inc.
Subordinated debentures held by subsidiary trusts:		\1

First Interstate Statutory Trust I	$41,238,000
FI Statutory Trust I	15,464,000
FI Capital Trust II	10,310,000
FI Statutory Trust III	20,619,000
FI Capital Trust IV	15,464,000
FI Statutory Trust V	10,310,000
FI Statutory Trust VI	10,310,000

First Midwest Bank subordinated term loan	20,000,000	\2

First Interstate Bank
Federal Home Loan Bank notes payable	3,118,279	\3

Capital lease obligation	1,905,431	\3

Treasury Tax and Loan account	2,209,349	\3

US Bank subordinated term loan (to fund post closing), unsecured, interest payable quarterly at a fixed rate of the 10 year U.S. Treasury rate plus 295 basis points with final maturity 10 years from the effective date of the Credit Agreement. Borrower will not guaranty this indebtedness	15,000,000

\1 Provided for informational purposes only
Permitted under Sections 6.2(d) and 6.2(e)
\2 Provided for informational purposes only
Permitted under Section 6.2(d)
\3 Balance as of January 7, 2008

Schedule 6.3
Guaranties
Guaranties with respect to the trust preferred issuances listed on Schedule 6.2